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EXHIBIT 99.3
Joe's Jeans Inc. and Subsidiaries Index to Consolidated Financial Statements

EXHIBIT 99.3

Note: Capitalized terms not defined herein have the meaning as ascribed to them in our Annual Report on Form 10-K for the year ended November 30, 2014, filed with the SEC on February 13, 2015 ("Annual Report").

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

        The information required by Item 8 is included in "Item 15. Exhibits, Financial Statement Schedules" of our consolidated financial statements and notes thereto, and the consolidated financial statement schedule filed on this Annual Report.

PART IV

ITEM 15.    EXHIBITS, FINANCIAL STATEMENT SCHEDULES

        (a)   List of documents filed as a part of this Annual Report:

    1 and 2. Financial Statements and Financial Statement Schedules

1

 Joe's Jeans Inc. and Subsidiaries

Index to Consolidated Financial Statements

F-i

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Joe's Jeans Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheet of Joe's Jeans Inc. and subsidiaries (the "Company") as of November 30, 2014, and the related consolidated statements of comprehensive (loss) income, stockholders' equity, and cash flows for the year then ended. Our audit also included the financial statement schedule for the year ended November 30, 2014 listed in the Index as Schedule II. These consolidated financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Joe's Jeans Inc. and subsidiaries as of November 30, 2014, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion the financial statement schedule for the year ended November 30, 2014, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

        The accompanying consolidated financial statements for the year ended November 30, 2014 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a net working capital deficiency and has suffered recurring losses from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As discussed in Note 4 to the consolidated financial statements, the 2014 financial statements and the schedule have been retrospectively adjusted to reflect discontinued operations.

/s/ Moss Adams LLP

Los Angeles, California

February 13, 2015 (except for the effects of discontinued operations discussed in Note 1—Business Description and Basis of Presentation, Note 2—Subsequent Events and Note 4—Discontinued Operations to the consolidated financial statements, as to which the date is November 2, 2015.)

F-

 Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Joe's Jeans Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheet of Joe's Jeans Inc. and subsidiaries, (the "Company"), as of November 30, 2013, and the related consolidated statements of comprehensive (loss) income, stockholders' equity, and cash flows for each of the two years in the period ended November 30, 2013. Our audits also included the financial statement schedule for the years ended November 30, 2013 and 2012 listed in the index as Schedule II. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Joe's Jeans Inc. and subsidiaries at November 30, 2013, and the consolidated results of their operations and their cash flows for each of the two years in the period ended November 30, 2013, in conformity with United States generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the years ended November 30, 2013 and 2012, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Los Angeles, California

February 13, 2014 (except for the effects of discontinued operations discussed in Note 1 and Note 4, as to which the date is November 2, 2015)

JOE'S JEANS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	November 30, 2014	November 30, 2013
ASSETS
Current assets
Cash and cash equivalents	$1,054	$785
Accounts receivable, net	1,279	3,419
Factor accounts receivable, net	11,105	13,744
Inventories, net	25,354	22,751
Deferred income taxes, net	6,065	3,114
Prepaid expenses and other current assets	1,212	1,914
Current portion of assets held for sale	57,050	49,075

Total current assets	103,119	94,802
Property and equipment, net	2,897	4,696
Goodwill	8,394	29,976
Intangible assets	56,773	59,110
Deferred financing costs	1,611	2,031
Other assets	958	1,540
Assets held for sale, net of current portion	30,197	30,868

Total assets	$203,949	$223,023

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$11,651	$16,542
Line of credit	31,338	17,673
Short term debt	59,003	—
Buy-out payable-short term	3,277	3,072
Promissory tax note issued	—	1,235
Current portion of liabilities held for sale	11,680	9,894

Total current liabilities	116,949	48,416
Long term debt	—	58,840
Convertible notes	24,733	27,912
Deferred income taxes, net	17,765	16,202
Buy-out payable-long term	—	3,230
Deferred rent	1,579	1,239
Other liabilities	643	250
Long-term liabilities held for sale	1,283	1,165

Total liabilities	162,952	157,254
Commitments and contingencies
Stockholders' equity
Common stock, $0.10 par value: 100,000 shares authorized, 69,822 shares issued and 69,297 outstanding (2014) and 68,878 shares issued and 68,549 outstanding (2013)	6,984	6,890
Additional paid-in capital	111,010	107,933
Accumulated deficit	(73,679)	(45,963)
Treasury stock, 524 shares (2014), 329 shares (2013)	(3,318)	(3,091)

Total stockholders' equity	40,997	65,769

Total liabilities and stockholders' equity	$203,949	$223,023

The accompanying notes are an integral part of these financial statements.

JOE'S JEANS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(in thousands, except per share data)

	Year ended
	November 30, 2014	November 30, 2013	November 30, 2012
Net sales	$84,225	$28,417	$9,484
Cost of goods sold	44,502	14,451	2,835

Gross profit	39,723	13,966	6,649

Operating expenses
Selling, general and administrative	42,329	21,956	10,728
Impairment of goodwill	23,585
Depreciation and amortization	3,637	1,319	565
Retail stores impairment	840	—	—

	70,391	23,275	11,293

Operating loss from continuing operations	(30,668)	(9,309)	(4,644)
Interest expense, net	5,141	1,032	—
Other (income) expense	(2,268)	209	—

Loss from continuing operations, before income tax benefit	(33,541)	(10,550)	(4,644)
Income tax benefit	(5,059)	(3,134)	(2,012)

Loss from continuing operations	(28,482)	(7,416)	(2,632)
Income from discontinued operations, net of tax	766	102	8,197

Net (loss) income and comprehensive (loss) income	$(27,716)	$(7,314)	$5,565

Earnings (loss) per common share—basic
Loss from continuing operations	$(0.42)	$(0.11)	$(0.04)
Earnings from discontinued operations	$0.01	0.00	0.12

Earnings (loss) per common share—basic	$(0.41)	$(0.11)	$0.08

Earnings (loss) per common share—diluted
Loss from continuing operations	$(0.42)	$(0.11)	$(0.04)
Earnings from discontinued operations	0.01	0.00	0.12

Earnings (loss) per common share—diluted	$(0.41)	$(0.11)	$0.08

Weighted average shares outstanding
Basic	68,226	67,163	65,496
Diluted	68,226	67,163	66,849

The accompanying notes are an integral part of these financial statements.

JOE'S JEANS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(in thousands)

	Common Stock
			Additional Paid-In Capital	Accumulated Deficit	Treasury Stock	Total Stockholders' Equity
	Shares	Par Value
Balance, November 30, 2011	65,477	$6,550	$105,512	$(44,214)	$(3,091)	$64,757
Net income and comprehensive income	—	—	—	5,565	—	5,565
Stock-based compensation, net of withholding taxes	—	—	1,423	—	—	1,423
Exercise of stock options	20	2	18	—	—	20
Issuance of restricted common stock	1,797	180	(180)	—	—	—
Excess tax benefit on stock-based compensation	—	—	(26)	—	—	(26)

Balance, November 30, 2012	67,294	6,732	106,747	(38,649)	(3,091)	71,739
Net loss and comprehensive loss	—	—	—	(7,314)	—	(7,314)
Stock-based compensation, net of withholding taxes	—	—	1,127	—	—	1,127
Exercise of stock options	22	2	25	—	—	27
Issuance of restricted common stock	1,562	156	(156)	—	—	—
Excess tax benefit on stock-based compensation	—	—	190	—	—	190

Balance, November 30, 2013	68,878	6,890	107,933	(45,963)	(3,091)	65,769
Net loss and comprehensive loss	—	—	—	(27,716)	—	(27,716)
Embedded conversion feature net of taxes	—	—	2,109	—	—	2,109
Stock repurchase	—	—	—	—	(227)	(227)
Stock-based compensation, net of withholding taxes	—	—	941	—	—	941
Issuance of restricted common stock	944	94	(94)	—	—	—
Excess tax benefit on stock-based compensation	—	—	121	—	—	121

Balance, November 30, 2014	69,822	$6,984	$111,010	$(73,679)	$(3,318)	$40,997

The accompanying notes are an integral part of these financial statements.

JOE'S JEANS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended
	November 30, 2014	November 30, 2013	November 30, 2012
Loss from continuing operations	$(28,482)	$(7,416)	$(2,632)
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	3,637	1,319	565
Change in fair value of embedded conversion derivative	(2,270)	204	—
Impairment of goodwill	23,585	—	—
Retail stores impairment	840	—	—
Amortization of deferred financing costs	420	70	—
Amortization of convertible notes discount	1,646	257	—
Amortization of term loan discount	238	40	—
PIK interest on convertible note discount	875	—	—
Stock-based compensation	1,284	1,687	1,847
Excess tax benefit on stock-based compensation	121	190	(26)
Provision for non-factored customer credits and doubtful accounts	561	12	14
Decrease in deferred taxes	(4,294)	153	3,591
Other liabilities	393	—	—
Changes in operating assets and liabilities:
Accounts receivable	1,579	(2,129)	890
Factored accounts receivable	2,639	62	—
Inventories	(2,603)	1,015	(272)
Prepaid expenses and other assets	1,284	991	(927)
Accounts payable and accrued expenses	(4,891)	2,048	301
Buy-out note payable	(3,025)	6,302	—
Due to/from related parties	—	(195)	450
Deferred rent	340	410	77

Net cash provided by (used in) continuing operations	(6,123)	5,020	3,878
Net cash provided by (used in) discontinued operations	(4,210)	2,962	1,904

Net cash provided by (used in) operating activities	(10,333)	7,982	5,782
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Hudson Clothing, Inc., net of cash acquired	(418)	(65,218)	—
Purchases of property and equipment	(341)	(1,480)	(1,384)

Net cash used in continuing investing activities	(759)	(66,698)	(1,384)
Net cash used in discontinued investing activities	(424)	(655)	(1,395)

Net cash used in investing activities	(1,183)	(67,353)	(2,779)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on factor borrowing, net		(7,411)	(1,354)
Payment of deferred financing costs		(3,051)	—
Proceeds from line of credit, net	9,031	32	—
Payment of promissory note	(1,235)	—	—
Proceeds from term loan	(75)	60,000	—
Exercise of stock options		27	20
Purchase of treasury stock	(227)	—	—
Payment of taxes on restricted stock units	(343)	(560)	(424)

Net cash provided by (used in) continuing financing activities	7,151	49,037	(1,758)
Net cash provided by (used in) discontinued financing activities	4,634	(2,307)	(509)

Net cash provided by (used in) financing activities	11,785	46,730	(2,267)
NET CHANGE IN CASH AND CASH EQUIVALENTS	269	(12,641)	736
CASH AND CASH EQUIVALENTS, at beginning of year	785	13,426	12,690

CASH AND CASH EQUIVALENTS, at end of year	$1,054	$785	$13,426

The accompanying notes are an integral part of these financial statements.

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business Description and Basis of Presentation

        Our principal business activity involves the design, development and worldwide marketing of apparel products, which include denim jeans, related casual wear and accessories that bear the brand Joe's® and Hudson®. Our primary current operating subsidiaries are Joe's Jeans Subsidiary, Inc. ("Joe's Sub") and Hudson Clothing, LLC ("Hudson"). In addition, we have other subsidiaries, including Joe's Jeans Retail Subsidiary, Inc., Innovo West Sales, Inc., Hudson Clothing Holdings, Inc. and HC Acquisition Holding, Inc. All significant inter-company transactions have been eliminated. We completed the acquisition of Hudson on September 30, 2013 and the information presented includes the results of operations of Hudson from the date of acquisition. On September 11, 2015, we completed the sale of certain of our operating and intellectual property assets related to the Joe's® brand and business to two separate purchasers for an aggregate purchase price of $80 million, the proceeds of which were used to repay all of our indebtedness outstanding under our term loan credit agreement (the "Term Loan Credit Agreement") with Garrison Loan Agency Service LLC ("Garrison") and a portion of our indebtedness outstanding under our revolving credit agreement (the "Revolving Credit Agreement") with CIT Commercial Services, Inc., a unit of CIT Group ("CIT"). As a result, we reported the operating results of our Joe's business in "Income (loss) from discontinued operations, net of tax" in our condensed consolidated statements of net loss and comprehensive loss for all periods presented. In addition, the assets and liabilities associated with our Joe's business are reported as held for sale (discontinued operations), in the condensed consolidated balance sheets for all periods presented. (see "Note 4—Discontinued Operations"). Unless otherwise indicated, the disclosures accompanying the condensed consolidated financial statements reflect our continuing operations.

        Our reportable business segments are Wholesale and Retail. We manage, evaluate and aggregate our operating segments for segment reporting purposes primarily on the basis of business activity and operation. Our Wholesale segment is comprised of sales of Hudson® products to retailers, specialty stores and international distributors, includes revenue from licensing agreements and records expenses from sales, trade shows, distribution, product samples and customer service departments. Our Retail segment is comprised of sales to consumers through ten of our Joe's branded full price retail stores, 11 outlet stores and through our online retail site at www.hudsonjeans.com. Our Corporate and other is comprised of expenses from corporate operations, which include the executive, finance, legal, human resources, design and production departments and general advertising expenses associated with our brands. Sales of our Joe's® and else™ products for our wholesale segment and for those retail stores being transferred pursuant to the Operating Assets Purchase Agreement (as defined below) are presented as discontinued operations in our condensed consolidated financial statements for all periods presented. Our fiscal year end is November 30. Each fiscal year, as presented, is 52 weeks.

Going Concern

        The accompanying consolidated financial statements for the year ended November 30, 2014 were prepared under the assumption that we will continue to operate as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. We face various uncertainties that raise substantial doubt about our ability to continue as a going concern. These financial statements do not include any adjustments that may result from the outcome of these uncertainties.

        On November 6, 2014, we received an initial notice of default and event of default and demand for payment of default interest under the Term Loan Credit Agreement for violating certain financial and maintenance covenants from Garrison. As a result of the events of default under the Term Loan

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Business Description and Basis of Presentation (Continued)

Credit Agreement, this also triggered a default and an event of default under the terms of the Revolving Credit Agreement with CIT. Both lenders reserved their respective rights to exercise any and all remedies available to them under their respective agreements and demanded payment of interest under those agreements at the default rate of interest. In addition, as a result of the events of default under the Term Loan Credit Agreement and the Revolving Credit Agreement, we also were in default of our subordinated convertible notes issued to the former equity owners of Hudson. Under the terms of the Revolving Credit Agreement and the Term Loan Credit Agreement, we were prohibited from making any payments under the subordinated convertible notes, but we were accruing interest on the convertible notes at the default rate. We were also prohibited from making earn-out payments to our former creative director, Mr. Dahan under his buy-out agreement.

        On September 11, 2015, our indebtedness outstanding under the Term Loan Credit Agreement was fully repaid with a portion of the proceeds of the sale of certain Joe's assets. As a result, the Term Loan Credit Agreement terminated on September 11, 2015. We also used a portion of the proceeds from the asset sale to repay a substantial portion of our indebtedness under the Revolving Credit Agreement, and on September 11, 2015, we entered into an amended and restated revolving credit agreement (the "Amended and Restated Revolving Credit Agreement"), which waived our existing defaults, forbearance defaults and certain other defaults. However, we continue to experience negative trends including declining sales and recurring losses throughout fiscal 2015. In addition, we have limited working capital and borrowing availability on our Amended and Restated Credit Agreement that matures on December 31, 2015. We are currently in default under our convertible notes which have a face value of $33,991,000, which impacts our leverage ratio and attractiveness to secure additional financing from lenders.

        See "Note 2—Subsequent Events" for a further discussion of the asset sales, the repayment of certain obligations under our agreements with Garrison and CIT, and the terms of our Amended and Restated Revolving Credit Agreement.

2. Subsequent Events

        On September 8, 2015, we entered into three separate definitive agreements described below (collectively, the "Transaction Agreements"). Pursuant to the first two agreements, on September 11, 2015, we sold certain of our operating and intellectual property assets under the brand names "Joe's Jeans," Joe's," "Joe's JD" and "else" (the "Joe's Business") to two separate purchasers for an aggregate purchase price of $80 million (the "Asset Sale"). The proceeds from the Asset Sale were used to repay all of our indebtedness outstanding under our Term Loan Credit Agreement with Garrison and a portion of our indebtedness outstanding under our Revolving Credit Agreement with CIT.

        In addition, subject to the completion of the conditions described below, we agreed to combine our remaining business operated under the Hudson® brand with RG Parent LLC, a Delaware limited liability company ("RG" or "Robert Graham"), pursuant to the Merger Agreement (defined below). Under the terms of this transaction, we will also issue and sell $50 million of a new series of the Company's preferred stock in a private placement to an affiliate of Tengram Capital Partners, L.P. ("TCP") and exchange outstanding convertible notes for a combination of cash, shares of our common stock, $0.10 par value per share ("Common Stock"), and modified convertible notes (the "Modified Convertible Notes") (collectively, the "Merger Transactions"). RG is a portfolio company of TCP and its principal business activity involves the design, development and marketing of luxury lifestyle brand

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Subsequent Events (Continued)

apparel products under the brand Robert Graham®. The Merger Transactions are subject to certain closing conditions, which includes the approval of our stockholders and the members of RG and financing, as discussed below under "Agreement and Plan of Merger."

IP Asset Purchase Agreement

        On September 8, 2015, we, along with Joe's Holdings LLC, a Delaware limited liability company ("IP Assets Purchaser"), and solely for the purposes of its related guarantee, Sequential Brands Group, Inc., a Delaware corporation , entered into an asset purchase agreement (the "IP Asset Purchase Agreement"), pursuant to which, the IP Assets Purchaser, among other things, purchased certain intellectual property assets (the "Intellectual Property Assets") used or held for use in our business operated under the brand names "Joe's Jeans," Joe's," "Joe's JD" and "else" (the "Joe's Business"). The aggregate purchase price was $67 million. Additionally, at the closing of the sale, the IP Assets Purchaser deposited $2.5 million to an escrow account, which will be used to defer certain costs and expenses which may be incurred by us after the closing of the transaction.

        The IP Asset Purchase Agreement contains representations and warranties, covenants related to our operations and business, and indemnification rights of both parties after the closing of the transaction that are customary for transactions of this type.

        We will retain and operate the 32 Joe's® brand retail stores after the closing of the Operating Asset Purchase Agreement and the IP Asset Purchase Agreement and thereafter will proceed with the disposition of certain stores; provided, however that, certain retail stores designated by Operating Assets Purchaser will be transferred to the Operating Assets Purchaser on or prior to December 31, 2016 for no additional consideration. Subject to certain limitations on our aggregate net liability with respect to the net costs and expenses related to the operation of the retail stores if the Merger Transactions do not close, such costs and expenses will be borne by us, the IP Assets Purchaser and the Operating Assets Purchaser. The Operating Assets Purchaser will supply Joe's® branded merchandise to the retail stores for resale under a license from the IP Assets Purchaser.

Operating Asset Purchase Agreement

        On September 8, 2015, we, along with GBG USA Inc., a Delaware corporation ("Operating Assets Purchaser"), entered into an asset purchase agreement (the "Operating Asset Purchase Agreement" and together with the IP Asset Purchase Agreement, the "Asset Purchase Agreements"), pursuant to which, the Operating Assets Purchaser, among other things, purchased certain inventory and other assets and assume certain liabilities from us and our subsidiaries related to the Joe's Business, including certain employees of the Joe's Business and at a later date, specified Joe's store leases. The aggregate purchase price was $13 million. Additionally, at the closing of the sale, the Operating Assets Purchaser deposited $1.5 million into an escrow account, which will be used to defer certain costs and expenses which may be incurred by the Company after the closing of the transaction.

        The Operating Asset Purchase Agreement contains representations and warranties, covenants of the Company, and indemnification rights of both parties after the closing of the transaction that are customary for transactions of this type.

        On September 11, 2015, we completed the Asset Sale of the Joe's Business pursuant to the respective Asset Purchase Agreements. The proceeds were used to repay all of our indebtedness

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Subsequent Events (Continued)

outstanding under the Term Loan Credit Agreement and a portion of our indebtedness outstanding under our Revolving Credit Agreement.

Agreement and Plan of Merger

        On September 8, 2015, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with JJ Merger Sub LLC, a Delaware limited liability company and our wholly owned subsidiary ("Merger Sub"), and RG, pursuant to which Merger Sub will merge with and into RG on the terms and subject to the conditions set forth in the Merger Agreement (the "Merger"), with RG surviving the Merger as our wholly-owned subsidiary.

        At the effective time of the Merger (the "Effective Time"), on the terms and subject to the conditions set forth in the Merger Agreement, all of the common units of RG (the "RG Units") outstanding immediately prior to the Effective Time will be converted into the right to receive an aggregate of $81 million in cash (the "Aggregate Cash Consideration") and 8,870,968 shares of Common Stock (after giving effect to a 1 for 30 reverse stock split) (the "Aggregate Stock Consideration" and, together with the Aggregate Cash Consideration, the "Aggregate Merger Consideration"). The portion of the Aggregate Merger Consideration constituting the Aggregate Cash Consideration will be reduced by an amount necessary to satisfy certain indebtedness of RG outstanding as of the Effective Time (as adjusted, the "Actual Cash Consideration" and, together with the Aggregate Stock Consideration, the "Actual Merger Consideration").

        The Merger Agreement contains customary representations, warranties and covenants of us and RG.

        The completion of the Merger is subject to customary closing conditions, including, among others, (i) our stockholder approval of: (x) the issuance of Common Stock in connection with the Merger, (y) the issuance of Common Stock upon conversion of the Company's Series A Preferred Stock (defined below) pursuant to the Stock Purchase Agreement (as defined below), and (z) a charter amendment to effect a 1 for 30 reverse stock split of our Common Stock (the "Reverse Stock Split"), (ii) consummation of the asset sales pursuant to each of the IP Asset Purchase Agreement and Operating Asset Purchase Agreement, (iii) consummation of the transactions contemplated by the Stock Purchase Agreement (defined below), (iv) consummation of the transactions contemplated by the Rollover Agreement (as defined below), (v) RG must have obtained financing or the persons who have committed to provide financing must be prepared to provide the financing immediately following the Effective Time, (vi) the Registration Statement on Form S-4 registering the Common Stock to be issued in connection with the Merger must have become effective, (vii) the Common Stock to be issued in the Merger must be authorized for listing on NASDAQ and (viii) since the date of the Merger Agreement, there must not be any changes, events, effects, developments, occurrences or state of facts that, individually or in the aggregate would reasonably be expected to have a material adverse effect on us or RG, subject to customary exceptions.

        The Merger Agreement may be terminated under certain circumstances, including if the Merger has not been consummated on or before February 8, 2016.

        We have agreed to pay RG a termination fee of $5.25 million, less certain expenses, if: (i) we terminate the Merger Agreement under certain circumstances and within twelve months after such termination, consummates a takeover proposal or enters into a definitive agreement with respect to a

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Subsequent Events (Continued)

takeover proposal; (ii) the Merger Agreement is terminated by RG as a result of the Board changing its recommendation with respect to the Merger and related transactions; or (iii) the Merger Agreement is terminated by us because we have received a superior proposal and enter into a definitive agreement with respect thereto. In the event that the Merger Agreement is terminated by us because of RG's failure to obtain financing or by RG because the Merger has not occurred by February 8, 2016 at a time that we would have the right to terminate pursuant to a financing issue and have provided notice of such right, in each case, so long as we are not in breach of certain obligations related to obtaining the financing, then RG must pay us a reverse termination fee of $7.5 million, less certain expenses they may have been previously reimbursed to us. If either party terminates the Merger Agreement as a result of the other party's breach, then the breaching party must pay the non-breaching party up to an aggregate amount of $3 million for all of the documented out-of-pocket fees and expenses incurred in connection with the Merger Agreement and related transactions.

Stock Purchase Agreement

        In connection with the Merger, in September 8, 2015, we entered into a stock purchase agreement (the "Stock Purchase Agreement") with TCP Denim, LLC, a Delaware limited liability company and affiliate of TCP (the "Purchaser"), pursuant to which we will issue and sell to Purchaser immediately prior to the consummation of the Merger an aggregate of fifty thousand (50,000) shares of the Company's preferred stock, par value $0.10 per share, designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), for an aggregate purchase price of $50 million in cash. Concurrently with the execution of the Stock Purchase Agreement, Tengram Capital Partners Fund II, L.P., a Delaware limited partnership, is entering into a limited guaranty in favor of us with respect to the obligations of the Purchaser under the Stock Purchase Agreement to pay the purchase price.

        The Stock Purchase Agreement also provides that the proceeds from the sale of Series A Preferred Stock must be used for the purposes of consummating the Merger and the transactions contemplated by the Merger Agreement. The following is a summary of the terms of the Series A Preferred Stock as set forth in the form of certificate of designation for the Series A Preferred Stock: (i) each share of Series A Preferred Stock entitles the holder thereof to receive cumulative cash dividends, payable quarterly, at an annual rate of 10%, plus accumulated and accrued dividends thereon through such date; additionally, if the Board declares or pays a dividend on the Common Stock, then each holder of the Series A Preferred Stock will be entitled to receive a cash dividend on an as converted basis; (ii) each holder of the Series A Preferred Stock is entitled to vote on an as converted basis and together with the holders of Common Stock as a single class, subject to certain limitations; (iii) for so long as a to be determined percent of the shares of the Series A Preferred Stock remain outstanding, the holders of the Series A Preferred Stock, exclusively and as a separate class, will be entitled to elect three (3) members of the Board (the "Series A Directors"), and such Series A Director may only be removed without cause by the affirmative vote of the holders of a majority of the shares of Series A Preferred Stock; (iv) the holders of the Series A Preferred Stock have separate class voting rights with respects to certain matters affecting their rights; (v) upon any liquidation event, holders of the Series A Preferred Stock are entitled to receive the greater of the liquidation preference on the date of determination and the amount that would be payable to the holders of the Series A Preferred Stock had such holders converted their shares of Series A Preferred Stock into shares of Common Stock immediately prior to such liquidation event; and (vi) each share of the Series A

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Subsequent Events (Continued)

Preferred Stock is convertible, at the option of the holder thereof, at any time and without the payment of additional consideration by the holder, at an initial conversion price of $11.10 (after taking into account the 1 for 30 reverse stock split).

Rollover Agreement

        On September 8, 2015, we entered into a rollover agreement (the "Rollover Agreement") with the holders of convertible notes (the "Convertible Notes"), pursuant to which they have agreed to contribute to us the Convertible Notes in exchange for the following:

  •
  issuance of a number of shares of our Common Stock with a value per share of $11.10 equal to the sum (i) of a specified percentage of the principal amount of Convertible Notes held by such noteholder, which principal amount, as of July 1, 2015, is an aggregate of $33,990,538 and will be increased by any PIK interest payable in accordance with the terms of the Convertible Notes until the time that is immediately prior to the Effective Time (the "Rollover Time"), and (without duplication) and (ii) all accrued interest, including default interest as applicable, owing on 50% of the principal amount of such Convertible Notes in accordance with the terms of the Convertible Notes as of the Rollover Time, which amount, as of July 1, 2015, is an aggregate of $1,936,617 and which will continue to accrue interest in accordance with the terms of the Convertible Notes until the Rollover Time. The holders of Convertible Notes will receive in the aggregate approximately 14.0% of our Common Stock outstanding immediately after consummation of the Merger;

  •
  a cash payment to each noteholder equal to twenty-five percent (25%) of the principal amount of Convertible Notes as of the Rollover Time held by each such holder of the Convertible Notes, which principal amount, as of July 1, 2015, is an aggregate of $33,990,538, which will be increased by any PIK interest payable in accordance with the terms of the Convertible Notes until the Rollover Time; and

  •
  Modified Convertible Notes with a principal amount equal to the sum of (i) a specified percentage of the principal amount of Convertible Notes as of the Rollover Time held by each holder of the Convertible Notes, which principal amount, as of July 1, 2015, is an aggregate of $33,990,538 and will be increased by any PIK interest payable in accordance with the terms of the Convertible Notes until the Rollover Time, and (without duplication) (ii) all accrued interest, including default interest as applicable, owing on 50% of the principal amount of the Convertible Notes in accordance with the terms of the Convertible Notes as of the Rollover Time, which amount, as of July 1, 2015, is an aggregate of $1,936,617 and which will continue to accrue interest in accordance with the terms of the Convertible Notes until the Rollover Time. The holders of Convertible Notes will receive in the aggregate approximately $16.4 million outstanding principal amount of Modified Convertible Notes.

        The Rollover Agreement will be automatically terminated upon termination of the Merger Agreement prior to the Rollover Time. The Rollover Agreement may also be terminated by us or by Mr. Kim and Fireman Capital CPF Hudson Co-Invest LP ("Fireman") if the Rollover Time has not occurred prior to April 8, 2016.

        The Modified Convertible Notes are structurally and contractually subordinated to our senior debt and will mature five and a half years following the date of such note. The Modified Convertible Notes

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Subsequent Events (Continued)

accrue interest quarterly on the outstanding principal amount at a rate of 6.5% per annum (to be increased to 7% as of October 1, 2016 with respect to the Modified Convertible Notes issued to Fireman), which will be payable 50% in cash and 50% in additional paid in kind ("PIK Notes"); provided, however, that we may, in our sole discretion, elect to pay 100% of such interest in cash. Beginning upon the date of issuance, the Modified Convertible Notes will be convertible by each of the holders into shares of Common Stock, cash, or a combination of cash and Common Stock, at our election.

        If we elect to issue only shares of Common Stock upon conversion of the Modified Convertible Notes, each of the Modified Convertible Notes would be convertible, in whole but not in part, into a number of shares equal to the conversion amount divided by the market price. The conversion amount is (a) the product of (i) the market price, multiplied by (ii) the quotient of (A) the principal amount, divided by (B) the conversion price, minus (b) the aggregate optional prepayment amounts paid to the holder. The market price is the average of the closing prices for the Common Stock over the 20 trading day period immediately preceding the notice of conversion. If we elect to pay cash with respect to a conversion of the Modified Convertible Notes, the amount of cash to be paid per share will be equal to the conversion amount. We will have the right to prepay all or any portion of the principal amount of the Modified Convertible Notes at any time so long as it makes a pro rata prepayment on all of the Modified Convertible Notes.

CIT Agreements

        On September 11, 2015, we entered into (i) the Amended and Restated Revolving Credit Agreement (as defined below), (ii) the Reaffirmation and Amendment of Collateral Documents (as defined below), and (iii) the Reassignment and Termination Agreement (as defined below).

        A portion of the proceeds of the Asset Sale were used to repay all of our indebtedness outstanding under the Term Loan Credit Agreement with Garrison, as administrative agent, collateral agent, lead arranger, documentation agent and syndication agent, and the lenders party thereto. As a result, the Term Loan Credit Agreement was paid in full and terminated on September 11, 2015.

        In connection with the Asset Sale, on September 11, 2015, we, along with Hudson Clothing, LLC, our wholly-owned subsidiary ("Hudson" or the "Borrower"), as "Administrative Borrower", and certain of our other subsidiaries party thereto, as "Guarantors", entered into the Amended and Restated Revolving Credit Agreement with CIT, as administrative agent and collateral agent , and the lenders party thereto. Among other things, the Amended and Restated Revolving Credit Agreement (i) amends and restates the Revolving Credit Agreement, dated as of September 30, 2013 (as amended by (a) Omnibus Amendment No. 1 to Revolving Credit Agreement and Guarantee and Collateral Agreement, dated as of December 20, 2013, (b) Amendment No. 2 to Revolving Credit Agreement, dated as of April 23, 2015, and (c) the CIT Forbearance Agreement (as defined below), by and among Hudson and Joe's Jeans Subsidiary Inc., as borrowers, us and certain of our other subsidiaries as a party thereto, as guarantors, CIT, and the lenders party thereto, and (ii) waives the "Existing Defaults" and "Forbearance Defaults" (each as defined under the Forbearance and Amendment No. 3 to Revolving Credit Agreement, dated June 26, 2015, between the Company and CIT (the "CIT Forbearance Agreement")) and certain other defaults. Pursuant to a separate consent and agreement, CIT and the lenders consented to the Asset Sale.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Subsequent Events (Continued)

        The Amended and Restated Revolving Credit Agreement provides for a revolving credit facility (the "Revolving Facility") with up to $10,000,000 of lender commitments (the "Revolving Commitment"). The Borrowers' actual maximum credit availability under the Revolving Facility varies from time to time and is equal to the lesser of (i) the Revolving Commitment minus an availability block of $2.5 million, or $7.5 million, and (ii) a calculated borrowing base, which is based on the value of the eligible accounts and eligible inventory minus the availability block of $2.5 million minus reserves imposed by the revolving lenders, all as specified in the Amended and Restated Revolving Credit Agreement. The Revolving Facility provides for swingline loans, up to $1 million sublimit, and letters of credit, up to $1 million sublimit, within such credit availability limits. Proceeds from advances under the Revolving Facility may be used (i) to pay fees and expenses in connection with the Amended and Restated Revolving Credit Agreement and the Asset Sale and (ii) for working capital needs and general corporate purposes.

        All unpaid loans under the Revolving Facility mature on December 31, 2015. The Borrowers have the right at any time and from time to time to (i) terminate the commitments under the Revolving Facility in full and (ii) prepay any borrowings under the Revolving Facility, in whole or in part, without terminating or reducing the commitment under the Revolving Facility.

        The Revolving Facility is guaranteed by us and all of our subsidiaries, and is secured by liens on substantially all assets owned by the borrowers and guarantors party thereto, subject to permitted liens and exceptions. In connection with the Asset Sale, the Guarantee and Collateral Agreement, dated as of September 30, 2013, by and among Joe's Jeans Subsidiary, Inc. ("Joe's Jeans Subsidiary"). and Hudson, us and certain of our subsidiaries as a party thereto and CIT, as administrative agent and collateral agent, as amended (the "Guarantee and Collateral Agreement"), was further amended pursuant to the Reaffirmation and Amendment of Collateral Documents, dated as of September 11, 2015, by and among CIT, us, Joe's Jeans Subsidiary, Hudson, Innovo West Sales, Inc., Joe's Jeans Retail Subsidiary, Inc., Hudson Clothing Holdings, Inc., and HC Acquisition Holdings, Inc (the "Reaffirmation and Amendment of Collateral Documents"), providing for among other things, the addition of the factor as a secured party under the Guarantee and Collateral Agreement.

        Advances under the Revolving Facility are in the form of either base rate loans or LIBOR rate loans. The interest rate for base rate loans under the Revolving Commitment fluctuates and is equal to (x) the greatest (the "Alternate Base Rate") of (a) JPMorgan Chase Bank prime rate; (b) the Federal funds rate plus 0.50%; and (c) the rate per annum equal to the 90 day LIBOR published in the New York City edition of the Wall Street Journal under "Money Rates" (the "90-Day LIBO Rate") plus 1.0%, in each case, plus (y) 3.50%. The interest rate for LIBOR rate loans under the Revolving Commitment is equal to the 90-Day LIBO Rate per annum plus 4.50%. Interest on the Revolving Facility is payable on the first day of each calendar month and the maturity date. Among other fees, the Borrowers pay a commitment fee of 0.25% per annum (due quarterly) on the average daily amount of the unused revolving commitment under the Revolving Facility. The Borrowers also pay fees with respect to any letters of credit issued under the Revolving Facility.

        The Revolving Facility contains usual and customary negative covenants for transactions of this type, including, but not limited to, restrictions on our and our subsidiaries' ability, to create or incur indebtedness; create liens; consolidate, merge, liquidate or dissolve; sell, lease or otherwise transfer any of its assets (with the Asset Sale expressly permitted); substantially change the nature of its business; make investments or acquisitions; pay dividends; enter into transactions with affiliates; amend material documents, prepay certain indebtedness and make capital expenditures. The negative covenants are subject to certain exceptions as specified in the Amended and Restated Revolving Credit Agreement.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Subsequent Events (Continued)

        Additionally, in connection with the Asset Sale, Joe's Sub, Hudson, the Operating Assets Purchaser and CIT entered into a Reassignment and Termination Agreement, dated as of September 11, 2015 (the "Reassignment and Termination Agreement"). Pursuant to the Reassignment and Termination Agreement, Joe's Sub was terminated as a party to the amended and restated factoring agreement, dated as of September 30, 2013, by and among Joe's Sub, Hudson, and CIT. Subject to the terms and conditions provided in the Reassignment and Termination Agreement, CIT reassigned to Joe's Sub all of its accounts factored with CIT which were outstanding as of the date of the Reassignment and Termination Agreement.

Separation Agreement with Joseph Dahan

        In connection with the closing of the Operating Asset Purchase Agreement on September 11, 2015, Mr. Joseph M. Dahan resigned as our Creative Director and Director pursuant to the Separation Agreement and Mutual Limited Release, dated as of September 8, 2015, between Mr. Dahan and us (the "Separation Agreement and Mutual Limited Release") and we made certain severance and reimbursement of expense payments to him in exchange for a mutual limited release.

Employment Agreement with Peter Kim

        On September 8, 2015, we entered into a new three-year Employment Agreement with Mr. Kim (the "Employment Agreement"), to serve as the Chief Executive Officer of Hudson that will become effective and replace Mr. Kim's previous employment agreement as of the Effective Time of the Merger.

3. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition

        Wholesale revenues are recorded on the accrual basis of accounting when title transfers to the customer, which is typically at the shipping point. We record estimated reductions to revenue for customer programs, including co-op advertising, other advertising programs or allowances, based upon a percentage of sales. We also allow for returns based upon pre-approval or in the case of damaged goods. Such returns are estimated based on historical experience and an allowance is provided at the time of sale.

        Retail store revenue is recognized net of estimated returns at the time of sale to consumers. E-commerce sales of products ordered through our retail internet sites known as www.joesjeans.com and www.hudsonjeans.com are recognized upon estimated delivery and receipt of the shipment by the customers. E-commerce revenue is also reduced by an estimate of returns. Retail store revenue and E-commerce revenue exclude sales taxes. Revenue from licensing arrangements are recognized when

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

earned in accordance with the terms of the underlying agreements, generally based upon the higher of (a) contractually guaranteed minimum royalty levels and (b) estimates of sales and royalty data received from our licensees. Payments received in consideration of the grant of a license or advanced royalty payments are recognized ratably as revenue over the term of the license agreement and are reflected under the caption of "Deferred Licensing Revenue" on the Consolidated Balance Sheets. The revenue recognized ratably over the term of the license agreement will not exceed royalty payments received. The unrecognized portion of the upfront payments are included in deferred royalties and accrued expenses depending on the long or short term nature of the payments to be recognized. There were no advanced payments under our licensing agreements during our fiscal year ended November 30, 2013. For our fiscal year ended November 30, 2014, we received $60,000 in advanced payments under our intimates' license agreement.

Accounts Receivable, Due To Factor and Allowance for Customer Credits and Doubtful Allowances

        We evaluate our ability to collect on accounts receivable and charge-backs (disputes from the customer) based upon a combination of factors. Whether a receivable is past due is based on how recently payments have been received and in certain circumstances where we are aware of a specific customer's inability to meet its financial obligations (e.g., bankruptcy filings, substantial downgrading of credit sources). A specific reserve for bad debts is taken against amounts due to reduce the net recognized receivable to the amount reasonably expected to be collected. Amounts are charged off against the reserve once it is established that amounts are not likely to be collected. We recognize reserves for charge-backs based on our historical collection experience. See "Notes to Consolidated Financial Statements—Note 5—Factored Accounts and Receivables" for further discussion.

Inventory

        Inventory is valued at the lower of cost or market with cost determined by the first-in, first-out method. Inventory consists of finished goods, work-in-process and raw materials. We continually evaluate our inventories by assessing slow moving current product. Market value of non-current inventory is estimated based on historical sales trends for this category of inventory for individual product lines, the impact of market trends, an evaluation of economic conditions and the value of current orders relating to future sales of this type of inventory. Inventory reserves establish a new cost basis for inventory. Such reserves are not reversed until the related inventory is sold or otherwise disposed. Costs capitalized in inventory include the purchase price of raw materials and contract labor, plus in-bound transportation costs and import fees and duties. During the fourth quarter of fiscal 2014, we wrote down certain finished goods inventory from continuing operations by $1,085,000, representing the lower of cost or market adjustment.

Deferred Financing Costs

        Deferred financing costs are amortized using the straight-line method over the term of the related agreements (five years) and recorded as a component of interest expense in the accompanying consolidated statement of comprehensive (loss). Amortization of deferred financing costs included in interest expense from continuing operations was approximately $420,000 and $70,000 for the year ended November 30, 2014 and 2013. We did not record any amortization of deferred financing cost for the years ended November 30, 2012.

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

Costs of Goods Sold

        Costs of goods sold include product, freight in, freight out, inventory reserves, inventory markdowns and other various charges.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses include salaries and benefits, travel and entertainment, professional fees, advertising, marketing, sample expenses, stock based compensation expenses, facilities, fulfillment and distribution costs, bad debt expenses and write down of other assets.

Earnings Per Share

        Basic earnings per share, or EPS, is computed using the weighted average number of common shares outstanding during the period. Diluted EPS is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period except for periods of net loss for which no common share equivalents are included because their effect would be anti-dilutive. Dilutive common equivalent shares consist of common stock issuable upon exercise of stock options, restricted stock and restricted stock units using the treasury stock method. Dilutive common stock equivalent shares issuable upon conversion of the convertible notes are calculated using the if-converted method.

Deferred Rent

        When a lease includes lease incentives (such as a rent holiday) or requires fixed escalations of the minimum lease payments, rental expense is recognized on a straight-line basis over the term of the lease and the difference between the average rental amount charged to expense and amounts payable under the lease is included in deferred rent in the accompanying consolidated balance sheets.

Advertising Costs

        Advertising costs are charged to expense as incurred, except in the case of seasonal media campaigns. The production and other related costs of seasonal media campaigns are capitalized and amortized over the expected period of future benefits, which is typically six months or less.

        Advertising and tradeshow expenses from continuing operations included in selling, general and administrative expenses were approximately $4,121,000, $824,000 and $109,000 for fiscal 2014, 2013 and 2012, respectively.

Financial Instruments

        The fair values of our financial instruments (which consist of cash, accounts receivable, factored accounts receivable, accounts payable, accrued expenses and a line of credit) do not differ materially from their recorded amounts because of the relatively short period of time between origination of the instruments and their expected realization. The fair value of our term debt and convertible notes is based on the amount of future cash flows associated with the instrument discounted using our incremental borrowing rate. At November 30, 2014, the carrying value of the term debt was not materially different from fair value.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

        We do not hold or have any obligations under financial instruments that possess off-balance sheet credit or market risk.

Impairment of Long-Lived Assets and Intangibles

        We assess the impairment of long-lived assets, identifiable intangibles and goodwill annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important that could trigger an impairment review other than on an annual basis include the following:

  •
  A significant underperformance relative to expected historical or projected future operating results;

  •
  A significant change in the manner of the use of the acquired asset or the strategy for the overall business; or

  •
  A significant negative industry or economic trend.

        When we determine that the carrying value of long-lived assets, such as property and equipment and purchased intangibles subject to amortization, may not be recoverable based upon the existence of one or more of the aforementioned factors and the carrying value exceeds the estimated undiscounted cash flows expected to be generated by the asset, impairment is measured based on a projected discounted cash flow method using a discount rate determined by management. These cash flows are calculated by netting future estimated sales against associated merchandise costs and other related expenses such as payroll, occupancy and marketing.

        The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflect the risk inherent in future cash flows. Future expected cash flows for store assets are based on management's estimates of future cash flows over the remaining lease period or expected life, if shorter. We consider historical trends, expected future business trends and other factors when estimating each store's future cash flow. We also consider factors such as: the local environment for each store location, including mall traffic and competition; our ability to successfully implement strategic initiatives; and the ability to control variable costs such as cost of sales and payroll, and in some cases, renegotiate lease costs. The estimated cash flows used for this nonrecurring fair value measurement are considered a Level 3 input as defined in Note 10. If actual results are not consistent with the assumptions and judgments used in estimating future cash flows and asset fair values, there may be additional exposure to future impairment losses that could be material to our results of operations.

        During fiscal 2014, we recorded store impairment charges from continuing operations of $840,000 related to six of our retail stores. Based on the operating performance of these stores, we believed that we could not recover the carrying value of property and equipment located at these stores. There was no impairment recorded for our retail stores during fiscal 2012 or fiscal 2013. During fiscal 2014, we recorded a goodwill impairment charge from continuing operations of $23,585,000 as the carrying value of our Hudson wholesale reporting unit exceeded our fair market value.

        Business acquisitions are accounted for under the purchase method by assigning the purchase price to tangible and intangible assets acquired and liabilities assumed. Assets acquired and liabilities assumed are recorded at their fair values and the excess of the purchase price over the amounts

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

assigned is recorded as goodwill. Purchased intangible assets, such as customer relationships and designs, with finite lives are amortized over their estimated useful lives. Goodwill and other intangible assets, such as trademarks, with indefinite lives are not amortized but are tested at least annually for impairment.

        In fiscal 2007, we acquired through merger JD Holdings, which included all of the goodwill and intangible assets related to the Joe's®, Joe's Jeans™ and JD® logo and marks. On September 30, 2013, we acquired Hudson, which included all of the goodwill and intangible assets related to the Hudson® logos and marks. We have assigned an indefinite life to the remaining intangible assets relating to the trademarks acquired, and therefore, no amortization expenses are expected to be recognized. However, we will test the assets for impairment annually in accordance with our critical accounting policies. As part of our annual test of assets for impairment during fiscal 2014, we recorded impairment to our goodwill in the amount of $23,585,000.

        We evaluate goodwill for impairment at least annually using a two-step process. The first step is to determine the fair value of each reporting unit and compare this value to its carrying value. If the fair value exceeds the carrying value, no further work is required and no impairment loss would be recognized. The second step is performed if the carrying value exceeds the fair value of the assets. The implied fair value of the reporting unit's goodwill must be determined and compared to the carrying value of the goodwill.

        We review our other indefinite-lived intangible assets for impairment on an annual basis, or when circumstances indicate their carrying value may not be recoverable. We calculate the value of the indefinite-lived intangible assets using a discounted cash flow method, based on the relief from royalty concept.

        Our annual impairment testing date is September 30 of each year. Based on our under-performance in the fourth quarter of fiscal 2014, we determined that it was appropriate to perform our impairment testing as of November 30, 2014. Based on our testing we determined that the goodwill allocated to our Hudson wholesale reporting unit was impaired by $23,585,000, and there was no impairment of our other indefinite-lived intangible assets. For fiscal 2013 and 2012, we determined that there was no impairment of our goodwill or indefinite lived intangible assets.

Cash Equivalents

        We consider all highly liquid investments that are both readily convertible into known amounts of cash and mature within 90 days from their date of purchase to be cash equivalents.

Concentration of Credit Risk

        Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash, cash equivalents, accounts receivable and amounts due from factor. We maintain cash and cash equivalents with various financial institutions. The policy is designed to limit exposure to any one institution. We perform periodic evaluations of the relative credit rating of those financial institutions that are considered in our investment strategy.

        We do not require collateral for trade accounts receivable. However, we sell a portion of our accounts receivable to CIT on a non-recourse basis. In that instance, we are no longer at risk if the customer fails to pay. However, for accounts receivable that are not sold to CIT or sold on a recourse

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

basis, we continue to be at risk if these customers fail to pay. We provide an allowance for estimated losses to be incurred in the collection of accounts receivable based upon the aging of outstanding balances and other account monitoring analysis. The net carrying value approximates the fair value for these assets. Such losses have historically been within management's expectations. Uncollectible accounts are written off once collection efforts are deemed by management to have been exhausted.

        For fiscal 2014, 2013 and 2012, sales to customers or customer groups from continuing operations representing greater than 10 percent of net sales are as follows:

	2014	2013	2012
Nordstrom, Inc.	39.6%	25.0%	0.0%
Macy's Inc.	9.8%	14.0%	0.0%

*
Less than 10%.

        Our 10 largest customers and customer groups accounted for approximately 73 percent of our net sales during fiscal 2014. In addition, our international sales from continuing operations were $5,700,000, $1,472,000 and $0 in fiscal 2014, 2013 and 2012, respectively.

Stock-Based Compensation

        We measure the cost of all employee stock-based compensation awards based on the grant date fair value of those awards and record that cost as compensation expense over the period during which the employee is required to perform service in exchange for the award (generally over the vesting period of the award). An entity may elect either an accelerated recognition method or a straight-line recognition method for awards subject to graded vesting based on a service condition, regardless of how the fair value of the award is measured. For all stock based compensation awards that contain graded vesting based on service conditions, we have elected to apply a straight-line recognition method to account for these awards.

Property and Equipment

        Property and equipment are stated at the lower of cost or fair value in the case of impaired assets. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the lives of the respective leases or the estimated service lives of the improvements, whichever is shorter. Maintenance and repairs are charged to expense as incurred. Upon sale or retirement, the asset cost and related accumulated depreciation or amortization is removed from the accounts, and any related gain or loss is included in the determination of net income.

Income Taxes

        We use the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

        Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The likelihood of a material change in our expected realization of these assets

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

depends on our ability to generate sufficient future taxable income. Our ability to generate enough taxable income to utilize our deferred tax assets depends on many factors, among which is our ability to deduct tax loss carry-forwards against future taxable income, the effectiveness of tax planning strategies and reversing deferred tax liabilities.

        We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based upon the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based upon the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. Our policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense.

Discontinued Operations

        In accordance with the provisions of ASC 205-20, the results of operations of a component of an entity that has either been disposed of or is classified as held for sale is required to be reported as discontinued operations in the consolidated financial statements. In order to be considered a discontinued operation, both the operations and cash flows of the component have been (or will be) eliminated from the ongoing operations of an entity and the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. The accompanying consolidated financial statements reflect the results of operations and financial position of our "Joe's Business" as discontinued operations.

Other Recently Issued Financial Accounting Standards

        In July 2013, the Financial Accounting Standards Board, or FASB, issued a standard to clarify the presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists as of the reporting date. This guidance is effective for annual reporting periods beginning after December 15, 2013. The adoption of this amendment will not have a material effect on our financial statements.

        In April 2014, the FASB issued authoritative guidance which raises the threshold for disposals to qualify as discontinued operations. Under this new guidance, a discontinued operation is (1) a component of an entity or group of components that have been disposed of or are classified as held for sale and represent a strategic shift that has or will have a major effect on an entity's operations and financial results, or (2) an acquired business that is classified as held for sale on the acquisition date. This guidance also requires expanded or new disclosures for discontinued operations, individually material disposals that do not meet the definition of a discontinued operation, an entity's continuing involvement with a discontinued operation following disposal and retained equity method investments in a discontinued operation. This guidance is effective for fiscal periods beginning after December 15, 2014. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

        In May 2014, the FASB issued a comprehensive new revenue recognition standard which will supersede previous existing revenue recognition guidance. The standard creates a five-step model for revenue recognition that requires companies to exercise judgment when considering contract terms and relevant facts and circumstances. The five-step model includes (1) identifying the contract,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

(2) identifying the separate performance obligations in the contract, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations and (5) recognizing revenue when each performance obligation has been satisfied. The standard also requires expanded disclosures surrounding revenue recognition. The standard is effective for fiscal periods beginning after December 15, 2016 and allows for either full retrospective or modified retrospective adoption. We are currently evaluating the impact of the adoption of this standard on our consolidated financial statements.

        In August 2014, the FASB issued Accounting Standards Update No. 2014-15 to communicate amendments to FASB Accounting Standards Codification Subtopic 205-40, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern, or ASC amendments. The ASC amendments establish new requirements for management to evaluate a company's ability to continue as a going concern and to provide certain related disclosures. The ASC amendments are effective for the annual periods ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted, but we have not yet adopted such guidance.

4. Discontinued Operations

        On September 11, 2015, we completed the Asset Sale related to the Joe's Business. See "Note 2—Subsequent Events" for a further discussion of the Asset Sale. Accordingly, the Joe's Business was classified as "held for sale" and its results of operations are presented as discontinued operations in the accompanying consolidated statements of net loss and comprehensive loss for all periods presented. The assets and liabilities of the discontinued operations have been reclassified as assets and liabilities held for sale within our consolidated balance sheets for all periods presented.

        The operating results of discontinued operations for fiscal 2104, 2013 and 2012 are as follows (in thousands):

	Year ended
	November 30, 2014	November 30, 2013	November 30, 2012
Net sales	$104,530	$111,766	$109,158

Income from discontinued operations, before provision for income taxes	1,195	4,719	14,985
Income tax expense	429	4,617	6,788

Income from discontinued operations	$766	$102	$8,197

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Discontinued Operations (Continued)

        The components of major assets and liabilities held for sale at November 30, 2014 and 2013 were as follows (in thousands):

	November 30, 2014	November 30, 2013
ASSETS:
Current assets:
Accounts receivable, net	$1,309	$1,202
Factored accounts receivable, net	19,316	17,690
Inventories, net	35,965	29,919
Prepaid expenses and other current assets	460	264

Total Current assets	57,050	49,075

Noncurrent assets:
Property and equipment, net	2,143	2,697
Goodwill	3,836	3,836
Intangible assets	24,000	24,000
Other assets	218	335

Total Noncurrent assets	30,197	30,868

Assets of held for sale	$87,247	$79,943

LIABILITIES:
Current liabilities:
Accounts payable and accrued expenses	$11,680	$9,894

Total Current liabilities	11,680	9,894

Noncurrent liabilities:
Deferred rent	1,283	1,165

Total Noncurrent liabilities	1,283	1,165

Liabilities held for sale	$12,963	$11,059

5. Acquisition of Hudson

        On July 15, 2013, we announced the execution of a stock purchase agreement with Hudson, Fireman Capital CPF Hudson Co-Invest LP, or Fireman, Peter Kim, Paul Cardenas, Tony Chu, and certain option holders of Hudson named therein, pursuant to which we agreed to acquire all of the outstanding equity interests in Hudson. On September 30, 2013, we completed the acquisition of Hudson and purchased all of the outstanding equity interests for an aggregate purchase price of approximately $94,102,000, consisting of $65,416,000 in cash, approximately $27,451,000 in convertible notes, net of discount, and $1,235,000 in aggregate principal amount of promissory notes bearing no interest, that was paid on April 1, 2014, to certain former option holders of Hudson.

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Acquisition of Hudson (Continued)

        In addition, in connection with the acquisition, we, along with all of our subsidiaries entered into: (i) the Revolving Credit Agreement with CIT as administrative agent, collateral agent, documentation agent and syndication agent, CIT Finance LLC, as sole lead arranger and sole bookrunner, and the lenders party thereto, and (ii) the Term Loan Credit Agreement with Garrison, as administrative agent, collateral agent, lead arranger, documentation agent and syndication agent, and the lenders party thereto. In addition, we entered into an amended and restated factoring agreement with CIT that amends and restates our existing factoring agreement. See "Note 10—Debt" for a description of our debt arrangements.

        The acquisition has been accounted for as a purchase under United States generally accepted accounting principles. Accordingly, we have, with the assistance from independent valuation specialists, allocated the purchase price to the assets and liabilities of Hudson in our financial statements as of the completion of the acquisition at their respective fair values as of September 30, 2013. During the measurement period of one year, we recognized additional liabilities of $2,003,000 based upon the information obtained from facts and circumstances that existed as of the acquisition date. Goodwill was increased by the same amount to reflect these adjustments.

        The assets acquired in this acquisition consisted of tangible and intangible assets acquired and liabilities assumed. The differences between the fair value of the consideration paid and the estimated fair value of the assets and liabilities has been recorded as goodwill. The significant factors that resulted in recognition of goodwill were: (a) the purchase price was based upon cash flow and return on capital projections assuming integrations with our company; and (b) the calculation of the fair value of tangible and intangible assets acquired that qualified for recognition. We have determined that the useful life of the acquired trade name asset is indefinite, and therefore, no amortization expense will initially need to be recognized. The useful life of the acquired customer relationships and design assets are finite and will be amortized over their useful lives. However, we will test the assets for impairment annually and/or if events or changes in circumstances indicate that the assets might be impaired. Additionally, a deferred tax liability has been established in the allocation of the purchase price with respect to the identified indefinite long lived intangible assets acquired.

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Acquisition of Hudson (Continued)

        Under the purchase method of accounting, the total consideration as shown in the table below (in thousands) is allocated to the assets based on their estimated fair values as of the date of the completion of the acquisition. The consideration is allocated as follows:

Assets and liabilities assumed:
Cash and cash equivalents	$198
Accounts receivable	1,263
Due from factor	13,806
Inventories	22,230
Prepaid expenses and other assets	2,183
Property and equipment	726
Other assets	239
Accounts payable and accrued expenses	(9,566)
Other current liabilities	(3,132)
Due to factor	(7,411)
Deferred income taxes, net	(17,913)
Intangible assets acquired:
Trade names	44,400
Customer relationships	2,700
Design	12,400

Net assets acquired	62,123
Goodwill created by the acquisition	31,979

Total consideration transferred	$94,102

Total Purchase Price
Cash	$65,416
Promissory notes	1,235
Convertible notes (Face value $32,445 less discount)	27,451

Total Purchase Price	$94,102

        The following table presents our unaudited pro forma results from continuing operations (in thousands) for fiscal year ended 2013 and 2012 as if the acquisition of the Hudson had occurred on December 1, 2011. These results are not intended to reflect our actual operations had the acquisition occurred on December 1, 2011. Acquisition transaction costs have been excluded from the pro forma net (loss) income and comprehensive (loss) income.

	November 30, 2013	November 30, 2012
Net sales	$93,261	$83,007

Net (loss) income and comprehensive (loss) income	$(23,145)	$(12,040)

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Factored Accounts and Receivables.

        Factored accounts and receivables consisted of the following (in thousands):

	November 30, 2014	November 30, 2013
Non-recourse receivables assigned to factor	$14,314	$15,456
Client recourse receivables	1,919	55

Total receivables assigned to factor	16,233	15,511
Allowance for customer credits	(5,128)	(1,767)

Factor accounts receivable, net of allowance	$11,105	$13,744

Non-factored accounts receivable	$2,123	$3,702
Allowance for customer credits	(766)	(253)
Allowance for doubtful accounts	(78)	(30)

Accounts receivable, net of allowance	$1,279	$3,419

        Of the total amount of receivables sold by us as of November 30, 2014 and November 30, 2013, we hold the risk of payment of $1,919,000 and $55,000, respectively, in the event of non-payment by the customers.

        Prior to our acquisition of Hudson on September 30, 2013, our Joe's Sub was a party to an accounts receivable factoring agreement and an inventory security agreement with CIT. The agreements prior to September 30, 2013 were structured so that we had the ability to obtain cash by selling to CIT certain of our accounts receivable and advances for up to 50 percent of the value of certain eligible inventory. The accounts receivables were sold for up to 85 percent of the face amount on either a recourse or non-recourse basis depending on the creditworthiness of the customer. CIT permitted us to sell our accounts receivables at the maximum level of 85 percent and allowed advances of up to $6,000,000 for eligible inventory. CIT had the ability, in its discretion at any time or from time to time, to adjust or revise any limits on the amount of loans or advances made to us pursuant to both of these agreements and to impose surcharges on our rates for certain of our customers. In addition, cross guarantees were executed by and among us and all of our parent and subsidiaries to guarantee each entity's obligations. In connection with the agreements prior to September 30, 2013, certain assets were pledged to CIT, including our entire inventory, merchandise and/or goods, including raw materials through finished goods and receivables. However, our trademarks were not encumbered under those agreements.

        This accounts receivable agreement could be terminated by CIT upon 60 days' written notice or immediately upon the occurrence of an event of default as defined in the agreement. In June 2013, we entered into an amendment to the accounts receivable agreement that permitted us to terminate the accounts receivable agreement upon 30 days' written notice prior to September 30, 2013, or thereafter upon 60 days' written notice provided that the minimum factoring fees have been paid for the respective period or if CIT fails to fund us for five consecutive days. The inventory agreement could be terminated once all obligations were paid under both agreements or if an event of default occurred as defined in the agreement. On September 30, 2013, we entered into an amended and restated factoring agreement with CIT that amended and restated our existing factoring agreement and replaced all prior agreements relating to factoring and inventory security.

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Factored Accounts and Receivables. (Continued)

        Under the agreements that terminated on September 30, 2013, we paid to CIT a factoring rate of 0.55 percent for accounts for which CIT had the credit risk, subject to discretionary surcharges, up to $40,000,000 of invoices factored, 0.50 percent over $40,000,000 of invoices factored and 0.35 percent for accounts for which we had the credit risk. The interest rate associated with borrowings under the inventory lines and factoring facility was 0.25 percent plus the Chase prime rate, which was 3.25 percent prior to September 30, 2013. In the event we needed additional funds, we also had a letter of credit facility with CIT to allow us to open letters of credit for a fee of 0.25 percent of the letter of credit face value with international and domestic suppliers, subject to our overall availability.

Amended and Restated Factoring Agreement

        On September 30, 2013, we entered into an amended and restated factoring agreement with CIT, which replaces all prior agreements relating to factoring and inventory security. The amended and restated factoring agreement provides that we sell and assign to CIT certain of our accounts receivable, including accounts arising from or related to sales of inventory and the rendition of services. We will pay a factoring rate of 0.50 percent for accounts for which CIT bears the credit risk, subject to discretionary surcharges, and 0.35 percent for accounts for which we bear the credit risk, but in no event less than $3.50 per invoice. The amended and restated factoring agreement may be terminated by CIT upon 60 days' written notice or immediately upon the occurrence of an event of default as defined in the agreement. The accounts receivable agreement may be terminated by us upon 60 days' written notice prior to September 30, 2018 or annually with 60 days' written notice prior to September 30th of each year thereafter. The amended and restated factoring agreement remains effective until it is terminated. As of November 30, 2014, our cash balance was $1,054,000 and our cash availability with CIT was approximately $12,000,000. This amount with CIT fluctuates on a daily basis based upon invoicing and collection related activity by CIT on our behalf for the receivables sold.

        In November 2014, we received an initial notice of default and event of default and demand for payment of default interest from Garrison, as term loan agent, under the Term Loan Credit Agreement. As a result of the event of default under the Term Loan Credit Agreement, this also triggered a default and an event of default under the terms of the Revolving Credit Agreement with CIT. As a result of such default and event of default, both of CIT and Garrison have reserved their respective rights to exercise any and all remedies available to it under their respective agreements and have demanded payment of interest under those agreements at the default rate of interest. On February 10, 2015, we received additional notices of default and events of default for failure to comply with certain financial and other covenants and a demand for continued payment of default interest from both Garrison and CIT.

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Inventories, Net

        Inventory is valued at the lower of cost or market with cost determined by the first-in, first-out method. Inventories consisted of the following (in thousands):

	November 30, 2014	November 30, 2013
Finished goods	$15,478	$13,015
Finished goods consigned to others	531	554
Work in progress	3,157	2,776
Raw materials	6,778	7,000

	25,944	23,345
Less allowance for obsolescence and slow moving items	(590)	(594)

	$25,354	$22,751

8. Property and Equipment

        Property and equipment consisted of the following (in thousands):

	Useful lives (years)	November 30, 2014	November 30, 2013
Computer and equipment	3 - 7	$1,726	$1,639
Furniture and fixtures	3 - 7	1,759	2,361
Leasehold improvements, primarily retail	5 - 10	2,713	3,798

		6,198	7,798
Less accumulated depreciation		(3,301)	(3,102)

Net property and equipment		$2,897	$4,696

        Depreciation expenses from continuing operations aggregated $1,300,000, $929,000 and $565,000 for fiscal 2014, 2013 and 2012, respectively.

9. Intangible Assets

        Intangible assets are recorded at cost, less accumulated amortization. Amortization of intangible assets with definite lives is provided for over their estimated useful lives. The life of the trade names is indefinite. Intangible assets consisted of the following (in thousands):

	Amortization Period	Gross Amount	Accumulated Amortization	Net Amount
Trade names	Indefinite	$44,400	$—	$44,400
Designs	6 Years	12,400	2,411	9,989
Customer relationships	10 Years	2,700	316	2,384

Total		$59,500	$2,727	$56,773

        Amortization expense from continuing operations related to the intangible assets amounted to approximately $2,337,000 for the year ended November 30, 2014 and $390,000 for the year ended

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Intangible Assets (Continued)

November 30, 2013. There was no amortization expense related to intangible assets for the year ended November 30, 2012.

        Estimated amortization expense for the next five years is as follows (in thousands) at November 30, 2014:

2015	$2,337
2016	2,337
2017	2,337
2018	2,337
2019	1,992
Thereafter	1,035

Total	$12,375

10. Debt

        The five-year payment schedule of our term debt and convertible notes is as follows (in thousands):

	Payments due by period
	Total	2015	2016	2017	2018	2019	Thereafter
	(in thousands)
Short term debt	$59,003	$59,003	$—	$—	$—	$—	$—
Convertible notes	33,320	—	—	—	—	33,320	—

	$92,323	$59,003	$—	$—	$—	$33,320	$—

Convertible Notes

        The convertible notes were issued with different interest rates and conversion features for Hudson's management stockholders and Fireman, respectively. Interest on the convertible notes is paid in a combination of cash and additional paid in kind notes, or PIK notes. Convertible notes in an aggregate principal amount of approximately $22,885,000 (face amount) were issued to Hudson's management stockholders, are structurally and contractually subordinated to our senior debt and mature on March 31, 2019. All of the notes are expressly junior and subordinated in right of payment to all amounts due and owing upon any indebtedness outstanding under the Revolving Credit Agreement and the Term Loan Credit Agreement (as discussed below).

        The management notes accrue interest quarterly on the outstanding principal amount (i) from September 30, 2013 until the earlier to occur of the date of conversion of the notes or November 30, 2014 at a rate of 10 percent per annum, which is payable 7.68 percent in cash and 2.32 percent in PIK Notes, (ii) from December 1, 2014 until the earlier to occur of the date of conversion of the notes or September 30, 2016 at a rate of 10 percent per annum payable in cash, and (iii) from October 1, 2016 until the earlier to occur of the date of conversion of the notes or the date such principal amount is paid in full at a rate of 10.928 percent per annum payable in cash. Payment of interest at the cash pay rate under clause (ii) or (iii), as applicable, for any payment date will be subject to satisfaction of certain financial conditions for us. As of December 1, 2014, we did not meet such financial conditions,

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Debt (Continued)

and therefore, the interest continues to accrue quarterly at a rate of 10 percent per annum, which is payable 7.68 percent in cash and 2.32 percent in PIK notes. In addition, because we are prohibited from making any payments under the subordinated convertible notes, as of January 1, 2015, we began to accrue an additional two percent interest under the default rate in cash. The management notes become convertible by each of the holders beginning on September 30, 2015 until maturity on March 31, 2019 into shares of our common stock, cash, or a combination of cash and common stock, with the settlement choice at our election.

        The approximately $9,560,000 (face amount) in aggregate principal amount of convertible notes issued to Fireman are structurally and contractually subordinated to our senior debt and mature on March 31, 2019. The Fireman note accrues interest quarterly on the outstanding principal amount (i) from September 30, 2013 until the earlier to occur of the date of conversion of the notes or November 30, 2014 at a rate of 6.5 percent per annum, which is payable 3 percent in cash and 3.5 percent in PIK Notes, (ii) from December 1, 2014 until the earlier to occur of the date of conversion of the notes or September 30, 2016 at a rate of 6.5 percent per annum payable in cash, and (iii) from October 1, 2016 until the earlier to occur of the date of conversion of the notes or the date such principal amount is paid in full at a rate of 7 percent per annum payable in cash. Payment of interest at the cash pay rate under clause (ii) or (iii), as applicable, for any payment date will be subject to satisfaction of certain financial conditions for us. As of December 1, 2014, we did not meet such financial conditions, and therefore, the interest continues to accrue quarterly at a rate of 6.5 percent per annum, which is payable 3 percent in cash and 3.5 percent in PIK notes. In addition, because we are prohibited from making any payments under the subordinated convertible notes, as of January 1, 2015, we began to accrue an additional two and a half percent interest under the default rate in cash. The Fireman note becomes convertible by the holder on October 14, 2014 until maturity on March 31, 2019 into shares of common stock, cash, or a combination of cash and common stock, with the settlement choice at our election.

        Each of the notes are convertible, in whole but not in part, at a conversion price of $1.78 per share, subject to certain adjustments, into approximately 18,200,000 shares of our common stock. The Fireman note may be converted at its sole election and the management notes may be converted at either a majority of the holders' election or individually, depending on the holder. If the we elect to pay cash with respect to a conversion of the notes, the amount of cash to be paid per share will be equal to (a) the number of shares of common stock issuable upon such conversion multiplied by (b) the average of the closing prices for the common stock over the 20 trading day period immediately preceding the notice of conversion. We will have the right to prepay all or any portion of the principal amount of the notes at any time by paying 103 percent of the principal amount of the portion of any management note subject to prepayment or 100 percent of the principal amount of the portion of the Fireman note subject to prepayment.

        The holders of the convertible notes also have demand and piggyback registration rights associated with their notes in a separate agreement pursuant to which they have the right to require us to prepare and file a registration statement on Form S-1 or S-3 or any similar form or successor to such forms under the Securities Act, or any other appropriate form under the Securities Act or the Exchange Act, for the resale of all or part of their shares that may be issued under the convertible notes.

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Debt (Continued)

Embedded Conversion Derivative

        FASB Accounting Standards Codification (ASC) Topic 470 (ASC 470), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement) requires the issuer of convertible debt that may be settled in shares or cash upon conversion at their option, such as our convertible notes, to account for their liability and equity components separately by bifurcating the embedded conversion derivative, or the derivative, from the host debt instrument. Although ASC 470 has no impact on our actual past or future cash flows, it requires us to record non-cash interest expense as the debt discount is amortized.

        As a result of the issuance of convertible notes in September 2013, the total potential shares of common stock that could be issued exceeded the amount of shares we were eligible to issue under NASDAQ rules as of that date. Therefore, we were required to value the derivative and recognize the fair value as a long-term liability. The fair value of this derivative at the time of issuance of the convertible notes was $5,496,000 and was recorded as the original debt discount for the purposes of accounting for the debt component of the convertible notes. This debt discount on the Fireman and management notes are being amortized as interest expense using an effective interest rate of 8.32 percent and 4.31 percent, respectively, over the remaining 5.5 year term of the convertible notes.

        On May 8, 2014, we obtained stockholder approval for our ability to issue the common stock underlying the convertible notes in compliance with NASDAQ rules. The derivative liability has been reassessed and it was determined that it should be reclassified to stockholders' equity as of May 8, 2014. We determined the fair value of the derivative using a binomial lattice model at that date. The key assumptions for determining the fair value at May 8, 2014 included the remaining time to maturity of approximately four years and ten months, volatility of 60 percent, and the risk-free interest rate of 1.63 percent. The fair value of the embedded conversion derivative was $5,700,000 and $3,430,000 at November 30, 2013 and May 8, 2014, respectively. The decrease in the fair value of the embedded conversion derivative from November 30, 2013 to May 8, 2014 resulted in a gain of $2,270,000, which has been recorded as other income. The primary reason for the decrease in fair value was due to the change in our stock price as compared to the conversion price.

        The following table (in thousands) is a summary of the recorded value of the convertible note as of November 30, 2014. The value of the convertible note reflects the present value of the contractual cash flows from the convertible notes and resulted in an original issue discount of $10,490,000 including the additional original discount attributed to the embedded conversion derivative of $5,496,000, that were recorded on September 30, 2013, the issuance date.

Convertible notes—Face value	$32,445
Less: Original issue discount	(4,994)
Less: Debt discount related to the embedded derivative liability	(5,496)

Convertible notes recorded value on issue date	21,955
Accretion of debt discounts for 14 months ended November 30, 2014	1,903
PIK Interest paid October 1, 2013 - November 30, 2014	875

Convertible notes value	24,733
Plus: Embedded derivative liability—fair market value	—

Debt as of November 30, 2014	$24,733

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Debt (Continued)

        The following table (in thousands) is a summary of our total interest expense as follows:

	Year ended
	November 30, 2014	November 30, 2013	November 30, 2012
Contractual coupon interest	$11,523	$2,195	$376
Amortization of discount and deferred financing costs	2,304	367	—

Total interest expense	$13,827	$2,562	$376

Promissory Notes

        In connection with the acquisition, we issued approximately $1,235,000 in aggregate principal amount of promissory notes bearing no interest that were paid on April 1, 2014 to certain option holders of Hudson.

Revolving Credit Agreement

        The Revolving Credit Agreement with CIT provided us with a revolving credit facility up to $50,000,000 comprised of a revolving A-1 commitment of up to $1,000,000 and a revolving A commitment of up to $50,000,000 minus the revolving A-1 commitment. Our actual maximum credit availability under the revolving facility varied from time to time and was determined by calculating a borrowing base, which was based on the value of the eligible accounts receivable and eligible inventory minus reserves imposed by CIT. The revolving facility also provided for swingline loans, up to $5,000,000 sublimit, and letters of credit, up to $1,000,000 sublimit. Proceeds from advances under the revolving facility could be used for working capital needs and general corporate purposes and were initially used to pay a portion of the consideration for the acquisition of Hudson and fees and expenses associated with the acquisition of Hudson. As of November 30, 2014, $31,338,000 was outstanding under our revolving credit facility and cash availability of approximately $12,000,000.

        The Revolving Credit Agreement was guaranteed by us and all of our subsidiaries, and secured by liens on substantially all assets owned by us, including a first-priority lien on certain property, including principally trade accounts, inventory, certain related assets and proceeds of the foregoing, subject to permitted liens and exceptions, and a second-priority lien on all other assets, including intellectual property owned by us, which secured the term loan facility on a first-priority basis.

        All unpaid loans under the Revolving Credit Agreement were to mature on September 30, 2018.

        As of November 30, 2014, we were not in compliance with certain covenants under the Revolving Credit Agreement as a result of an event of default under the Term Loan Credit Agreement.

        In connection with the Asset Sale, a portion of our indebtedness under the Revolving Credit Agreement was repaid, and on September 11, 2015, we entered into the Amended and Restated Revolving Credit Agreement. Among other things, the Amended and Restated Revolving Credit Agreement (i) amended and restated the Revolving Credit Agreement as it had been amended from time to time and (ii) waived the "Existing Defaults" and "Forbearance Defaults" (each as defined under the CIT Forbearance Agreement) and certain other defaults. See "Note 2—Subsequent Events" for a discussion of forbearance agreements and Amended and Restated Revolving Credit Agreement.

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Debt (Continued)

Term Loan Credit Agreement

        The Term Loan Credit Agreement with Garrison provided for term loans of up to $60,000,000 and was fully funded to us as of September 30, 2013.

        Amounts outstanding under the Term Loan Credit Agreement were guaranteed by us and all of our subsidiaries and were secured by liens on substantially all assets owned by us, including a first-priority lien on intellectual property owned by us and a second-priority lien on the revolving credit priority collateral. The term loan was to mature on September 30, 2018. As of November 30, 2014, we were not in compliance with certain financial and maintenance covenants under the term loan credit agreement.

        A portion of the proceeds from the Asset Sale were used to repay all of our indebtedness outstanding under the Term Loan Credit Agreement. For a discussion of the forbearance agreements and the repayment of the Term Loan Credit Agreement in connection with the Asset Sale, see "Note 2—Subsequent Events."

11. Fair Value Disclosures

        Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. Accounting guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

          Level 1—Quoted prices in active markets for identical assets or liabilities.

          Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

          Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

        Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. We review the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Fair Value Disclosures (Continued)

        The following table presents our fair value hierarchy for liabilities measured at fair value on a recurring basis as of November 30, 2014 (in thousands):

As of November 30, 2014
	Total	Level 1	Level 2	Level 3
Embedded conversion derivative	—	—	—	—

	As of November 30, 2013
	Total	Level 1	Level 2	Level 3
Embedded conversion derivative	$5,700	$—	$—	$5,700

        A reconciliation of the changes in Level 3 fair value measurements is as follows as of November 30, 2014 (in thousands):

Convertible Notes Embedded Derivative
Balance at November 30, 2013	$5,700
Total (gains) losses included in other expense	(2,270)
Reclassification to stockholders' equity	(3,430)

Balance at November 30, 2014	$—

        The following table presents our fair value hierarchy for assets measured at fair value on a non-recurring basis as of November 30, 2014 (in thousands):

	As of November 30, 2014
	Total	Level 1	Level 2	Level 3	Total Losses
Property and equipment, net	$2,897	$—	$—	$2,897	$840
Goodwill	$8,394	$—	$—	$8,394	$23,585

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Income Taxes

        The provision (benefit) for income taxes is as follows:

	Year ended
	2014	2013	2012
	(in thousands)
Current:
Federal	$(1,427)	$(2,387)	$(5,258)
State	199	(896)	(324)

	(1,228)	(3,283)	(5,582)

Deferred:
Federal	(3,655)	(78)	3,772
State	(176)	227	(202)

	(3,831)	149	3,570

Total	$(5,059)	$(3,134)	$(2,012)

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Income Taxes (Continued)

        Net deferred tax assets and liabilities result from the following temporary differences between the book and tax basis of assets and liabilities:

	Year ended
	2014	2013
	(in thousands)
Current:
Deferred tax assets:
Allowance for customer credits and doubtful accounts	$2,427	$1,251
Inventory valuation	2,097	879
Tax credits	—	5
Inventory capitalization	1,527	1,004
State tax deduction	73	163
Inventory purchase price adjustment	—	135
Accrued vacation	201	84
Other	—	38
Valuation Allowance	(189)	—

Total current deferred tax assets	6,136	3,559

Current deferred tax liabilities:
Inventory revaluation	—	(386)
Prepaid expenses	(71)	(59)

Total current deferred taxes liabilities	(71)	(445)

Net current deferred tax assets	$6,065	$3,114

Noncurrent:
Deferred tax assets:
Benefit of net operating loss carryforwards	$8,483	$8,584
Stock compensation expense	263	198
Deferred rent	1,139	965
Interest expense	—	1,442
Tax credits	70	—
State tax deduction	69
Other	59	65
Valuation allowance	(451)	(342)

Net noncurrent deferred tax assets	9,632	10,912

Deferred tax liabilities:
Property and equipment basis difference	(117)	(755)
Amortizable intangible assets	(2,365)	(3,026)
Debt discount	(3,005)	—
Long lived intangible asset	(21,910)	(23,333)

Total noncurrent deferred tax liabilities	(27,397)	(27,114)

Net noncurrent deferred tax liability	$(17,765)	$(16,202)

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Income Taxes (Continued)

        A valuation allowance is required when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Annually, management reassesses the need for a valuation allowance. Realization of deferred income tax assets is dependent upon taxable income in prior carryback years, estimates of future taxable income, tax planning strategies and reversals of existing taxable temporary differences. Based on our assessment of these items for fiscal 2014, 2013 and 2012, we determined that the deferred tax assets were more likely than not to be realized with the exception of a valuation allowance of $640,000, $342,000 and $0, respectively, that was recorded against a state net operating loss deferred tax asset of $210,000. We considered all available evidence, both positive and negative, in our assessment of the valuation allowance needed as of November 30, 2014. We concluded that the valuation allowance of $640,000 as of November 30, 2014 is sufficient based on our available tax planning strategies, which include certain of our assets that have a fair value in excess of tax basis. The valuation allowance recorded during 2013 was associated with net operating losses that expired during 2014. The increases to the valuation allowance that were recognized as part of tax expense in 2014 and 2013 were $508,000 and $342,000, respectively.

        The reconciliation of the effective income tax rate from continuing operations to the federal statutory rate for the years ended is as follows:

	Year ended
	2014	2013	2012
Computed tax provision at the statutory rate	34.0%	34.0%	34.0%
State income tax	—	4.2%	10.1%
Contingent consideration payments	—	—	—
Transaction costs	0.6%	(9.4)%	—
Acquisition basis difference	(0.8)%	(0.4)%	—
Effect of uncertain tax positions	(0.1)%	(0.1)%	—
Sec 162 (m) limitation	—	—	—
Prior year adjustment	—	—	—
Goodwill impairment	(19.0)%	—	—
Other adjustments	0.4%	1.4%	(0.8)%

Effective tax rate	15.1%	29.7%	43.3%

        We are subject to United States federal income tax as well as income tax in multiple state jurisdictions. To the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses were generated and carried forward, and make adjustments up to the amount of the net operating loss carryforward amount. We are no longer subject to United States federal and California income tax examinations by tax authorities for years prior to fiscal 2010. We are currently not being examined by any tax authorities.

        We had net operating loss carryforwards of $25,067,000 at the end of fiscal 2014 for federal tax purposes that will expire from fiscal 2019 through fiscal 2034. We also had $19,874,000 of net operating loss carryforwards available for California that will expire from fiscal 2015 through fiscal 2034.

        Certain limitations may be placed on net operating loss carryforwards as a result of "changes in control" as defined in Section 382 of the Internal Revenue Code. In the event a change in control occurs, it will have the effect of limiting the annual usage of the carryforwards in future years.

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Income Taxes (Continued)

Additional changes in control in future periods could result in further limitations of our ability to offset taxable income. Management believes that certain changes in control have occurred which resulted in limitations on its net operating loss carryforwards, however, management has determined that these limitations will not impact the ultimate utilization of the net operating loss carryforwards.

        As of November 30, 2014 and 2013, we provided a liability of $400,000 and $388,000, respectively, for unrecognized tax benefits related to various federal and state income tax matters. Included in the balance sheet at November 30, 2014 is $339,000, net of tax related benefits that impact the effective income tax rate if recognized. The following presents a roll forward of its unrecognized tax benefits (in thousands):

Balance at November 30, 2012	$80
Increase related to acquisition	308

Balance at November 30, 2013	388
Increase for tax positions during prior period	20
Increase for tax positions during current period	(8)

Balance at November 30, 2014	$400

        We recognized interest and penalties related to unrecognized tax benefits of $28,000 and $6,000 in the provision for income taxes in our statements of comprehensive (loss) income for fiscal 2014 and 2013, respectively. For fiscal 2014 and 2013, we had approximately $36,000 and $19,000, respectively, of interest accrued as of November 30, 2014 and 2013, respectively. For the payment of any penalty, we accrued $62,000 and $51,000 as of November 30, 2014 and 2013, respectively. The penalty accrual at November 30, 2014 was related to the acquisition and local income taxes. We expect $64,000 of unrecognized tax benefits to reverse in fiscal 2015 due to the expiration of the applicable statute of limitations.

13. Stockholders' Equity

Stock Incentive Plans

        On June 3, 2004, we adopted the 2004 Stock Incentive Plan, or the 2004 Incentive Plan, and in October 2011, we adopted an Amended and Restated 2004 Stock Incentive Plan, or the Restated Plan, to update it with respect to certain provisions and changes in the tax code since its original adoption. Under the Restated Plan, the number of shares authorized for issuance is 6,825,000 shares of common stock. After the adoption of the Restated Plan in October 2011, we will no longer grant awards pursuant to the 2004 Incentive Plan; however, it remains in effect for awards outstanding as of the adoption of the Restated Plan. Under the Restated Plan, grants may be made to employees, officers, directors and consultants under a variety of awards based upon underlying equity, including, but not limited to, stock options, restricted common stock, restricted stock units or performance shares. The Restated Plan limits the number of shares that can be awarded to any employee in one year to 1,250,000. The exercise price for incentive options may not be less than the fair market value of our common stock on the date of grant and the exercise period may not exceed ten years. Vesting periods, terms and types of awards are determined by the Board of Directors and/or our Compensation and Stock Option Committee, or Compensation Committee. The Restated Plan includes a provision for the acceleration of vesting of all awards upon a change of control as well as a provision that allows

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Stockholders' Equity (Continued)

forfeited or unexercised awards that have expired to be available again for future issuance. Since fiscal 2008, we have issued both restricted common stock and restricted common stock units, or RSUs, to our officers, directors and employees pursuant to our various plans. The RSUs represent the right to receive one share of common stock for each unit on the vesting date provided that the employee continues to be employed by us. On the vesting date of the RSUs, we expect to issue the shares of common stock to each participant upon vesting and expect to withhold an equivalent number of shares at fair market value on the vesting date to fulfill tax withholding obligations. Any RSUs withheld or forfeited will be shares available for issuance in accordance with the terms of the Restated Plan.

        The shares of common stock issued upon exercise of a previously granted stock option or a grant of restricted common stock or RSUs are considered new issuances from shares reserved for issuance in connection with the adoption of the various plans. We require that the option holder provide a written notice of exercise in accordance with the option agreement and plan to the stock plan administrator and full payment for the shares be made prior to issuance. All issuances are made under the terms and conditions set forth in the applicable plan. As of November 30, 2014, 3,085,935 shares remained available for issuance under the Restated Plan.

        For all stock compensation awards that contain graded vesting with time-based service conditions, we have elected to apply a straight-line recognition method to account for all of these awards. For existing grants that were not fully vested at November 30, 2013 and grants made in fiscal 2014, there was a total of $660,000 of stock based compensation expense from continuing operations recognized during fiscal 2014.

        The following summarizes option grants, restricted common stock and RSUs issued to members of our Board of Directors for the fiscal years 2002 through fiscal 2014 (in actual amounts) for service as a member:

	November 30, 2014
Granted as of:	Number of options	Exercise price
2002	40,000	$1.00
2002	31,496	$1.27
2003	30,768	$1.30
2004	320,000	$1.58
2005	300,000	$5.91
2006	450,000	$1.02

Number of restricted shares issued
2007	320,000
2008	473,455
2009	371,436
2010	131,828
2011	—
2012	617,449
2013	—
2014	219,678

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Stockholders' Equity (Continued)

        Stock option activity in the aggregate for the periods indicated are as follows (in actual amounts):

	Options	Weighted average exercise price	Weighted average remaining contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at November 30, 2013	775,000	$4.03
Granted	—	—
Exercised	—	—
Expired	(225,000)	1.62
Forfeited	—	—	—	—

Outstanding and exercisable at November, 2014	550,000	$5.02	0.7	$—

Weighted average per option fair value of options granted during the year		N/A
Outstanding at November 30, 2012	796,794	$3.96
Granted	—	—
Exercised	(21,794)	1.30
Expired	—	—
Forfeited	—	—	—	—

Outstanding and exercisable at November, 2013	775,000	$4.03	1.4	$18,000

Weighted average per option fair value of options granted during the year		N/A

	Options	Weighted average exercise price	Weighted average remaining contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at November 30, 2011	868,290	$3.73
Granted	—	—
Exercised	(20,000)	1.00
Expired	(51,496)	1.17
Forfeited	—	—	—	—

Outstanding and exercisable at November, 2012	796,794	$3.96	2.3	$—

Weighted average per option fair value of options granted during the year		N/A

        The total intrinsic value of options exercised during the fiscal years ended November 30, 2013 and 2012 was $10,948 and $7,600, respectively. There were no options exercised during the year ended November 30, 2014.

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Stockholders' Equity (Continued)

        Exercise prices for options outstanding and exercisable as of November 30, 2014 are as follows:

	Options Outstanding and Exercisable
Exercise Price	Number of shares	Weighted-Average Remaining Contractual Life
$1.02	100,000	1.3
$5.91	450,000	0.5

	550,000	0.7

        The following table summarizes stock option activity by plan. There are no stock options outstanding under our Restated Plan.

	Total Number of Shares	2004 Incentive Plan	2000 Director Plan
Outstanding at November 30, 2013	775,000	775,000	—
Granted	—	—	—
Exercised			—
Forfeited / Expired	(225,000)	(225,000)	—

Outstanding and exercisable at November 30, 2014	550,000	550,000	—

Outstanding at November 30, 2012	796,794	775,000	21,794
Granted	—	—	—
Exercised	(21,794)	—	(21,794)
Forfeited / Expired	—	—	—

Outstanding and exercisable at November 30, 2013	775,000	775,000	—

Outstanding at November 30, 2011	868,290	775,000	93,290
Granted	—	—	—
Exercised	(20,000)	—	(20,000)
Forfeited / Expired	(51,496)	—	(51,496)

Outstanding and exercisable at November 30, 2012	796,794	775,000	21,794

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Stockholders' Equity (Continued)

        A summary of the status of restricted common stock and RSUs as of November 30, 2014, and changes during the year, are presented below:

				Weighted-Average Grant-Date Fair Value
	Restricted Shares	Restricted Stock Units	Total Shares	Restricted Shares	Restricted Stock Units
Outstanding at November 30, 2013	954,798	1,661,330	2,616,128	$0.90	$0.93
Granted	288,121	362,242	650,363	1.49	1.49
Issued	(450,616)	(655,384)	(1,106,000)	0.95	1.11
Cancelled	—	(312,792)	(312,792)	—	0.97
Forfeited	—	(21,545)	(21,545)	—	0.72

Outstanding at November 30, 2014	792,303	1,033,851	1,826,154	$1.08	$1.00

Outstanding at November 30, 2012	844,236	2,713,605	3,557,841	$0.85	$0.87
Granted	420,882	631,059	1,051,941	1.02	1.02
Issued	(310,320)	(1,140,709)	(1,451,029)	0.92	0.89
Cancelled	—	(426,749)	(426,749)	—	0.89
Forfeited	—	(115,876)	(115,876)	—	0.95

Outstanding at November 30, 2013	954,798	1,661,330	2,616,128	$0.90	$0.93

Outstanding at November 30, 2011	464,610	2,542,728	3,007,338	$1.30	$0.98
Granted	670,781	1,871,539	2,542,320	0.66	0.75
Issued	(291,155)	(1,126,519)	(1,417,674)	1.09	0.84
Cancelled	—	(533,955)	(533,955)	—	0.88
Forfeited	—	(40,188)	(40,188)	—	0.77

Outstanding at November 30, 2012	844,236	2,713,605	3,557,841	$0.85	$0.87

        As of November 30, 2014, there was $1,281,000 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Restated Plan. The unrecognized compensation cost is expected to be recognized over a weighted-average of 1.8 years. In fiscal 2014, there were no options granted, 362,242 RSUs and 288,121 shares of restricted stock granted. In fiscal 2014, we issued 655,384 shares of our common stock to holders of RSUs, 450,616 shares of restricted stock and withheld, cancelled or forfeited 334,337 RSUs or restricted stock.

Convertible Notes

        In connection with the acquisition of Hudson, we issued the sellers convertible notes. See "Note 10—Debt" for a further discussion of the convertible notes.

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Stockholders' Equity (Continued)

Earnings Per Share

        Earnings per share are computed using weighted average common shares and dilutive common equivalent shares outstanding. Potentially dilutive securities consist of outstanding options and warrants. A reconciliation of the numerator and denominator of basic earnings per share and diluted earnings per share is as follows:

	Year Ended
	November 30, 2014	November 30, 2013	November 30, 2012
	(in thousands, except per share data)
Basic (loss) earnings per share computation:
Numerator:
Loss from continuing operations	$(28,482)	$(7,416)	$(2,632)
Income from discontinued operations	766	102	8,197

Net (loss) income	$(27,716)	$(7,314)	$5,565

Denominator:
Weighted average common shares outstanding	68,226	67,163	65,496
Earnings (loss) per common share—basic
Loss from continuing operations	$(0.42)	$(0.11)	$(0.04)
Earnings from discontinued operations	0.01	0.00	0.12

Earnings (loss) per common share—basic	$(0.41)	$(0.11)	$0.08

Diluted income (loss) per share computation:
Numerator:
Loss from continuing operations	$(28,482)	$(7,416)	$(2,632)
Income from discontinued operations	766	102	8,197

Net (loss) income	$(27,716)	$(7,314)	$5,565

Denominator:
Weighted average common shares outstanding	68,226	67,163	65,496
Effect of dilutive securities:
Restricted shares, RSU's, convertible securities and options	—	—	1,353

Dilutive potential common shares	68,226	67,163	66,849

Earnings (loss) per common share—diluted
Loss from continuing operations	$(0.42)	$(0.11)	$(0.04)
Earnings from discontinued operations	0.01	0.00	0.12

Earnings (loss) per common share—diluted	$(0.41)	$(0.11)	$0.08

        For fiscal 2014 and fiscal 2013, currently exercisable options, convertible notes, unvested restricted shares and unvested RSUs in the aggregate of 20,970,505 and 21,618,876, respectively, have been excluded from the calculation of the diluted loss per share as their effect would have been anti-dilutive. For fiscal 2012, currently exercisable options and warrants in the aggregate of 1,058,970 have been excluded from the calculation of diluted income per share because the exercise prices of such options and warrants were out-of-the-money.

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Stockholders' Equity (Continued)

Shares Reserved for Future Issuance

        As of November 30, 2014, shares reserved for future issuance include (i) 550,000 shares of common stock issuable upon the exercise of stock options granted under the incentive plans; (ii) 1,033,851 shares of common stock issuable upon the vesting of RSUs; (iii) an aggregate of 3,085,935 shares of common stock available for future issuance under the Restated Plan as of November 30, 2014; and (iv) 18,719,094 shares of common stock issuable pursuant to the convertible notes.

14. Commitments and Contingencies

Operating Lease Obligations and Other Obligations Related to Operations

        We lease certain equipment and office and retail space under separate lease arrangements. The leases generally contain renewal provisions. Equipment and office/retail rental expenses under such leases from continuing operations for the years ended November 30, 2014, November 30, 2013 and November 30, 2012, were approximately $4,946,000, $4,204,000 and $2,617,000, respectively.

        We lease retail store locations under operating lease agreements expiring on various dates through 2024 or 3 to 10 years from the rent commencement date. Some of these leases require us to make periodic payments for property taxes, utilities and common area operating expenses. Certain retail store leases provide for rents based upon the minimum annual rental amount and a percentage of annual sales volume, generally ranging from 6% to 8%, when specific sales volumes are exceeded. Some leases include lease incentives, rent abatements and fixed rent escalations, which are amortized and recorded over the initial lease term on a straight-line basis.

        In November 2010, we entered into a lease agreement to lease office and warehouse space at our current corporate offices and in August 2013, we entered into an extension for the lease of the same space beginning January 1, 2014, which was assigned in connection with the Asset Sale to the Operating Assets Purchaser. However, we continue to occupy approximately 1,000 square feet of office space of under an arrangement with the Operating Assets Purchaser.

        As of November 30, 2014, the future minimum rental payments under non-cancelable retail operating leases with lease terms in excess of one year for continuing operations were as follows (in thousands):

2015	$4,659
2016	4,415
2017	4,291
2018	4,052
2019	2,867
Thereafter	6,637

$26,921

        Purchase commitments in the aggregate amount of $7,596,000 are all expected to be fulfilled within the next 12 months.

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Commitments and Contingencies (Continued)

Advertising Commitments

        From time to time, we enter into various agreements for short term billboard, taxi cab top, bus or other advertising spaces in various locations in and around New York and Los Angeles and for print advertising. However, we do not have any commitment to pay a minimum amount or any long term commitments for such advertising.

Letters of Credit

        We had a no contingent liability for letters of credit as of November 30, 2014.

Contingent Consideration Payments, Buy-Out Agreement and Earnout Subordination Agreement

        As part of the consideration paid in connection with the merger with JD Holdings in October of 2007 and without regard to continued employment, until February 12, 2013, Mr. Dahan was entitled to a certain percentage of the gross profit earned by us in any applicable fiscal year until October 2017. Mr. Dahan was entitled to the following: (i) 11.33 percent of the gross profit from $11,251,000 to $22,500,000; (ii) three percent of the gross profit from $22,501,000 to $31,500,000; (iii) two percent of the gross profit from $31,501,000 to $40,500,000; and (iv) one percent of the gross profit above $40,501,000. The payments were paid in advance on a monthly basis based upon estimates of gross profits after the assumption that the payments were likely to be paid. At the end of each quarter, any overpayments were offset against future payments and any significant underpayments were made. No payments were made if the gross profit was less than $11,250,000. "Gross Profit" was defined as net sales of the Joe's® brand less cost of goods sold. We accounted for such payments as compensation expense.

        On February 18, 2013, we entered into an agreement with Mr. Dahan that provided certainty of payments to him by removing the contingencies related to the contingent consideration payments to be made to Mr. Dahan as an earn out under the original merger agreement. This agreement fixed the overall amount to be paid by us for the remaining months of year six through year 10 in the original merger agreement. The payments are now made over an accelerated time period until November 2015 instead of October 2017. Under the agreement, beginning on February 22, 2013 until November 27, 2015, Mr. Dahan is entitled to receive the total aggregate fixed amount of $9,168,000 through weekly installment payments. In the first quarter of fiscal 2013, we recorded a charge of $8,732,000 as contingent consideration buy-out expense in connection with this agreement. This amount represented the net present value of the total fixed amount that Mr. Dahan would receive. The entire amount was expensed during the first quarter of fiscal 2013 as the amount payable represented a present obligation due to Mr. Dahan. Mr. Dahan is not required to perform any services or remain employed to receive the fixed amount. Mr. Dahan also agreed to an additional restrictive covenant relating to non-competition and non-solicitation until November 30, 2016 that added to the original restrictive covenant in the merger agreement.

        On September 30, 2013, Mr. Dahan, CIT, Garrison and all of our loan parties entered into an earn out subordination agreement which provided, among other things, that any payment, whether in cash, in kind, securities or any other property, in connection with our obligations to Mr. Dahan would be expressly junior and subordinated in right of payment to all amounts due and owing upon any indebtedness outstanding under the Revolving Credit Agreement and the Term Loan Credit Agreement. We are permitted to make certain amount of weekly installment payments of our

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Commitments and Contingencies (Continued)

obligations in the absence of an insolvency proceeding or any event of default under the Revolving Credit Agreement and the Term Loan Credit Agreement. In connection with the Asset Sale, Mr. Dahan was repaid a portion of the buy-out payment owed to him and the remainder is expected to be paid at the closing of the Merger and Merger Transactions.

Litigation

        We are involved from time to time in routine legal matters incidental to our business. In the opinion of our management, resolution of such matters will not have a material effect on our financial position or results of operations.

Convertible Notes, Promissory Tax Notes, Revolving Credit Agreement and Term Loan Credit Agreement

        See "Note 10—Debt" for a further discussion on the commitments related to acquisition which included the issuance of the convertible notes, the promissory tax notes, the Revolving Credit Agreement and the Term Loan Credit Agreement.

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Segment Reporting and Operations by Geographic Areas

Segment Reporting

        The following table (in thousands) contains summarized financial information concerning our reportable segments:

	Year ended
	2014	2013	2012
Net sales:
Wholesale	$68,377	$15,621	$—
Retail	15,848	12,796	9,484

	$84,225	$28,417	$9,484

Gross profit:
Wholesale	$29,006	$5,227	$—
Retail	10,717	8,739	6,649

	$39,723	$13,966	$6,649

Operating (loss) income:
Wholesale	$18,550	$3,700	$—
Retail	(1,774)	(1,020)	78
Corporate and other	(47,444)	(11,989)	(4,722)

	$(30,668)	$(9,309)	$(4,644)

Capital expenditures:
Wholesale	$—	$129	$—
Retail	87	1,337	1,384
Corporate and other	254	14	—
Assets held for sale	424	655	1,395

	$765	$2,135	$2,779

Total assets:
Wholesale	$34,234	$38,034	$—
Retail	6,707	6,534	5,112
Corporate and other	75,761	98,512	18,704
Assets held for sale	87,247	79,943	62,208

	$203,949	$223,023	$86,024

Operations by Geographic Areas

        Currently, we do not have any material reportable operations outside of the United States.

16. Related Party and Other Transactions

Joe Dahan

        Since the acquisition of the Joe's® brand as a result of a merger in October 2007 through February 18, 2013, Mr. Dahan was entitled to a certain percentage of our gross profit in any applicable

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Related Party and Other Transactions (Continued)

fiscal year until October 2017. At the time of the acquisition, pursuant to ASC 805—Business Combinations, we assessed this original contingent consideration arrangement as compensatory and expensed such amounts over the term of the earn out period at the defined percentage amounts. For the fiscal years ended 2013 and 2012, expenses of $311,000 and $1,862,000, respectively, were recorded in the statement of net (loss) income and comprehensive (loss) income related to the contingent consideration expense made to Mr. Dahan under the original agreement.

        On February 18, 2013, we entered into a new agreement with Mr. Dahan that fixed the overall amount to be paid by us for the remaining months of year six through year 10 in the original merger agreement at $9,168,000 through weekly installment payments beginning on February 22, 2013 until November 27, 2015. In the first quarter of fiscal 2013, we recorded a charge of $8,732,000 as contingent consideration buy-out expense in connection with this agreement. This amount represented the net present value of the total fixed amount that Mr. Dahan would receive. The entire amount was expensed during the first quarter of fiscal 2013 as the amount payable represented a present obligation due to Mr. Dahan. On September 30, 2013, in connection with entry into new credit facilities relating to the acquisition of Hudson, Mr. Dahan, CIT, Garrison and all of our loan parties entered into an earn out subordination agreement, which provides, among other things, that any payment, whether in cash, in kind, securities or any other property, in connection with the our obligations to Mr. Dahan is expressly junior and subordinated in right of payment to all amounts due and owing upon any indebtedness outstanding under the Revolving Credit Agreement and the Term Loan Credit Agreement. We are permitted to make certain amount of weekly installment payments of our obligations in the absence of an insolvency proceeding or any event of default under the Revolving Credit Agreement or the Term Loan Credit Agreement. In connection with the Asset Sale, Mr. Dahan was repaid a portion of the buy-out payment owed to him and the remainder is expected to be paid at the closing of the Merger and Merger Transactions.

        See "Note 14—Commitments and Contingencies—Contingent Consideration Payments, Buy Out Agreement and Earnout Subordination Agreement" for a further discussion on these agreements with Mr. Dahan.

Ambre Dahan

        In January 2013, we entered in to a consulting arrangement with Ambre Dahan, the spouse of Mr. Dahan, for design director services that pays her $175,000 per annum on a bi-weekly basis. For the fiscal year ended 2014, we paid Ms. Dahan $175,000 under this arrangement. This arrangement was terminated effective as of November 17, 2014. Mr. Dahan is not a party to this arrangement, and we do not consider this arrangement material to us.

Albert Dahan

        In April 2009, we entered into a commission-based sales agreement with Albert Dahan, brother of Mr. Dahan, for the sale of our products into the off-price channels of distribution. Under the agreement, Mr. Albert Dahan is entitled to a commission for purchase orders entered into by us where he acts as a sales person. The agreement may be terminated at any time for any reason or no reason with or without notice. For the fiscal year ended 2014 there were no payments made to Mr. Albert Dahan under this arrangement. For fiscal years ended 2013 and 2012, payments of $453,000 and $573,000, respectively, were made to Mr. Albert Dahan under this arrangement.

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Related Party and Other Transactions (Continued)

        In October 2011, we entered into an agreement with Ever Blue LLC, or Ever Blue, an entity for which Albert Dahan is the sole member, for the sale of children's products. Ever Blue has an exclusive right to produce, distribute and sell children's products bearing the Joe's® brand on a worldwide basis, subject to certain limitations on the channels of distribution. In exchange for the license, Ever Blue pays to us a royalty on net sales with certain guaranteed minimum sales for each term. In connection with this agreement, we provided initial funding to Ever Blue for inventory purchases, which such amount has been repaid in full. For the fiscal years ended 2014, 2013 and 2012, we recognized $504,000, $612,000 and $296,000, respectively in royalty income under the license agreement.

Peter Kim

        We have entered into several agreements, including a stock purchase agreement, a convertible note, a registration rights agreement, an employment agreement and a non-competition agreement with Peter Kim in connection with the acquisition of Hudson and as part of our subsequent events. See "Note 2—Subsequent Events," "Note 5—Acquisition of Hudson" and "Note 10—Debt" for a further discussion of those agreements.

Employment Agreements with Officers and Directors

        We have entered into employment agreements with Marc Crossman, our former President and Chief Executive Officer, Joe Dahan, our former Creative Director and Peter Kim, our Chief Executive Office of our Hudson subsidiary. Mr. Dahan and Mr. Kim were also members of our Board of Directors during fiscal 2014.

  Marc Crossman

        On May 30, 2008, we entered into an employment agreement with Mr. Crossman to serve as our President and Chief Executive Officer. The employment agreement was effective as of December 1, 2007, the commencement of our 2008 fiscal year, had an initial term of two years and automatically renewed for additional two year periods on December 1, 2009, December 1, 2011 and December 1, 2013, respectively. The employment agreement continues to automatically renew for additional two year periods if neither we nor Mr. Crossman provides 180 days' advanced notice of non-renewal prior to the end of the term or upon the occurrence of a change in control. Under the employment agreement, Mr. Crossman is entitled to an annual salary of $429,300, an annual discretionary bonus targeted at 50 percent of his base salary based upon the achievement of financial and other performance criteria that the Compensation Committee of the Board of Directors may deem appropriate in its sole and absolute discretion, an annual grant of equity compensation pursuant to our stock incentive plans, life and disability insurance policies paid on his behalf and other discretionary benefits that the Compensation Committee of the Board of Directors may deem appropriate in its sole and absolute discretion. The employment agreement provides for severance payment of up to two years if terminated under certain circumstances.

        On January 19, 2015, our Board of Directors accepted the resignation of Mr. Crossman. The Board and Mr. Crossman also agreed that Mr. Crossman would become a consultant for a period of twelve (12) months pursuant to a Consulting Agreement. In exchange for a release of all claims related to Mr. Crossman's employment and the provision of consulting services by Mr. Crossman, we have agreed to pay Mr. Crossman the following: (i) payment of $35,775.00 per month for a period of twelve

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Related Party and Other Transactions (Continued)

(12) months, (ii) acceleration of the unvested equity awards previously granted to Mr. Crossman, (iii) granted him restricted common stock in the amount of 600,000 shares that vest 1/12th on a monthly basis over the twelve (12) month period, and (iv) agreed to reimburse him for health and dental COBRA payments for a period of twelve (12) months or until he is eligible for coverage under a successor employer's group health plan.

  Joe Dahan

        On October 25, 2007, we entered into an employment agreement for Mr. Dahan to serve as Creative Director for the Joe's brand. The initial term of employment was for five years, or until October 25, 2012, and then automatically renewed for successive one year periods unless terminated earlier in accordance with the agreement. Under the employment agreement, Mr. Dahan was entitled to an annual salary of $300,000 and other discretionary benefits that the Compensation Committee of the Board of Directors may deem appropriate in its sole and absolute discretion. The employment agreement provided for severance payment of up to one year if terminated under certain circumstances. In connection with the separation and mutual release agreement entered into with Mr. Dahan, we agreed to pay him severance from September 11, 2015 until October 25, 2015. See "Note 2—Subsequent Events" for a discussion of the agreement.

  Peter Kim

        On September 30, 2013, we entered into an employment agreement with Mr. Kim to serve as Chief Executive Officer of our Hudson subsidiary for a term of three years. Under the employment agreement, Mr. Kim is entitled to a base salary of $500,000 per year and is also eligible to receive an annual discretionary bonus targeted at 50 percent of his base salary, based on the satisfaction of criteria and performance standards as established in advance and agreed to by Mr. Kim and the Compensation Committee of the Board of Directors. Mr. Kim is also entitled to other discretionary benefits that the Compensation Committee of the Board of Directors may deem appropriate in its sole and absolute discretion. The employment agreement provides for severance payment of up to one year if terminated under certain circumstances. In connection with the Merger, we entered into the Employment Agreement and Non-Competition Agreement with Mr. Kim to be effective upon the completion of the Merger. See "Note 2—Subsequent Events" for details of the agreement.

17. Supplemental Cash Flow Information

	Year ended
	2014	2013	2012
	(in thousands)
Significant Non-cash transactions
Write off of fully depreciated fixed assets	$2,233	$—	$89
Sale of fixed assets at net carrying value	$—	$—	$104
Additional cash flow information
Cash paid during the year for interest	$10,639	$1,710	$383
Cash paid during the year for income taxes	$—	$870	$862

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Employee Benefit Plans

        On December 1, 2002, we established a tax qualified defined contribution 401(k) Profit Sharing Plan, or the Joe's Plan for our Joe's employees. All employees who have worked for us for 30 consecutive days may participate in the Joe's Plan and may contribute up to 100 percent, subject to certain limitations, of their salary to the Joe's Plan. We may make company matched contributions on a discretionary basis. All employees who have worked 500 hours qualify for profit sharing in the event at the end of each year we decide to do so. Costs of the Joe's Plan charged to operations from continuing operations were $27,000, $22,000 and $26,000 for fiscal 2014, 2013 and 2012, respectively. In addition, we match our Joe's employees' contributions, which are subject to a vesting schedule, in the lesser of the following amounts: (i) up to 2 percent of the employee's compensation, or (ii) 1/3 of the employee's contribution up to 6 percent of the employee's salary. For fiscal 2014, 2013 and 2012, we contributed $154,000, $141,000 and $132,000, respectively, to employees under the match portion of the Joe's Plan.

        The Hudson Clothing LLC 401(k) Plan, or the Hudson Plan, was established on January 1, 2009 and covers employees employed by our Hudson subsidiary. All employees who have worked for Hudson after 6 months may participate in the Hudson Plan and may contribute up to the maximum amount allowed by law of their salary to the plan. We may make company matched contributions on a discretionary basis. All employees who have worked 1,000 hours qualify for profit sharing in the event at the end of each year we decide to do so. No costs of the Hudson Plan were charged to operations for fiscal 2013 since the acquisition. In addition, we match our Hudson employees' contributions, which are subject to a vesting schedule, of $0.50 for each $1.00 of the employee's contribution up to 3 percent of the employee's contribution. For fiscal 2014, we contributed $63,000 to employees under the match portion of the Hudson's Plan.

JOE'S JEANS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Quarterly Results of Operations (Unaudited)

        The following is a summary of the quarterly results of operations for the years ended November 30, 2014 and November 30, 2013:

	Quarter ended
2014	February 28	May 31	August 31	November 30
	(in thousands, except per share data)
Net sales	$21,388	$21,850	$25,718	$15,269
Gross profit	9,518	10,699	12,438	7,068
(Loss) income before taxes	(5,670)	3,123	(667)	(30,327)
Income tax (benefit) expense	(1,875)	1,189	(174)	(4,199)

Income (loss) from continuing operations	(3,795)	1,934	(493)	(26,128)
Income (loss) from discontinued operations, net of tax	1,616	405	769	(2,024)

Net (loss) income and comprehensive (loss) income	$(2,179)	$2,339	$276	$(28,152)

Net (loss) income per share:
Income (loss) from continuing operations	$(0.06)	$0.03	$(0.01)	$(0.39)
Income (loss) from discontinued operations	0.02	0.01	0.01	(0.03)

(Loss) income per common share—basic	$(0.03)	$0.03	$0.00	$(0.42)

Income (loss) from continuing operations	$(0.06)	$0.03	$(0.01)	$(0.39)
Income (loss) from discontinued operatoins	0.02	0.01	0.01	(0.03)

(Loss) income per common share—diluted	$(0.03)	$0.03	$0.00	$(0.42)

	Quarter ended
2013	February 29	May 31	August 31	November 30
	(in thousands, except per share data)
Net sales	$2,919	$3,011	$2,992	$19,495
Gross profit	1,952	2,159	2,040	7,815
(Loss) income before taxes	(1,451)	(1,313)	(2,806)	(4,980)
Income tax (benefit) expense	(563)	(509)	(1,064)	(998)

Income (loss) from continuing operations	(888)	(804)	(1,742)	(3,982)
Income (loss) from discontinued operations, net of tax	(5,501)	1,977	1,456	2,170

Net (loss) income and comprehensive (loss) income	$(6,389)	$1,173	$(286)	$(1,812)

Net (loss) income per share:
Income (loss) from continuing operations	$(0.01)	$(0.01)	$(0.03)	$(0.06)
Income (loss) from discontinued operatoins	(0.08)	0.03	0.02	0.03

(Loss) income per common share—basic	$(0.10)	$0.02	$(0.00)	$(0.03)

Income (loss) from continuing operations	$(0.01)	$(0.01)	$(0.03)	$(0.06)
Income (loss) from discontinued operatoins	(0.08)	0.03	0.02	0.03

(Loss) income per common share—diluted	$(0.10)	$0.02	$(0.00)	$(0.03)

 Schedule II
Valuation of Qualifying Accounts

	(in thousands)
Description	Balance at Beginning of Period	Additions Charged to Costs & Expenses	Charged to Other Accounts		Deductions(1)	Balance at End of Period
Allowance for doubtful accounts:
Year ended November 30, 2014	$30	87	—		(39)	$78
Year ended November 30, 2013	$—	—	30	(2)	0	$30
Year ended November 30, 2012	$—	0	—		0	$—
Allowance for customer credits:
Year ended November 30, 2014	$2,020	17,314	—		(13,440)	$5,894
Year ended November 30, 2013	$21	1,807	1,304	(2)	(1,112)	$2,020
Year ended November 30, 2012	$8	13	—		0	$21
Allowances for inventories:
Year ended November 30, 2014	$594	—	—		(4)	$590
Year ended November 30, 2013	$—	—	595	(2)	(1)	$594
Year ended November 30, 2012	$—	—	—		—	$—

(1)
Deductions represent the actual amount of write-off of an asset against a reserve previously recorded. In the case of inventories, a deduction could represent the write-off upon disposition or a markdown of carrying value.

(2)
Amounts represent fair value adjustments established on the acquisition date of Hudson and tracked by us through the reserve account.